UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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VISTEON CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:	THURSDAY, JUNE 14, 2012
TIME:	11:00 AM EASTERN DAYLIGHT TIME
LOCATION:	The Waldorf Astoria Hotel
301 Park Avenue
New York, New York

To Visteon Stockholders,

We invite you to attend our 2012 Annual Meeting of Stockholders at The Waldorf Astoria Hotel. At this meeting, you and the other stockholders will be able to vote on the following proposals, together with any other business that may properly come before the meeting:

1.	Elect the seven directors to the Board of Directors. The Board has nominated for election Duncan H. Cocroft, Kevin I. Dowd, Jeffrey D. Jones, Timothy D. Leuliette, Donald J. Stebbins and Harry J. Wilson, all current directors, as well as Robert Manzo.

2.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2012.

3.	Provide advisory approval of the Company’s executive compensation.

4.	Provide an advisory vote on the frequency of the advisory vote on executive compensation.

You may vote on these proposals in person or by proxy. If you cannot attend the meeting, we urge you to vote by proxy, so that your shares will be represented and voted at the meeting in accordance with your instructions. Instructions on how to vote by proxy are contained in the Proxy Statement and in the Notice of Internet Availability of Proxy Materials. Only stockholders of record at the close of business on April 17, 2012 will be entitled to vote at the meeting or any adjournment thereof.

By order of the Board of Directors

Heidi A. Sepanik

Secretary

Van Buren Township, Michigan

April 26, 2012

VISTEON CORPORATION

One Village Center Drive

Van Buren Township, Michigan 48111

PROXY STATEMENT

April 26, 2012

INTRODUCTION

The Board of Directors of Visteon Corporation (“Visteon,” the “Company,” “we,” “us” or “our”) is soliciting your proxy to encourage your participation in the voting at the Annual Meeting of Stockholders. You are invited to attend the Annual Meeting and vote your shares directly. However, even if you do not attend, you may vote by proxy. As shown in the Notice of Annual Meeting, the Annual Meeting will be held on Thursday, June 14, 2012, at The Waldorf Astoria in New York City, New York. Directions to the meeting location can be found in Appendix B.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 14, 2012

Our Notice of Annual Meeting and Proxy Statement, Annual Report to Stockholders, electronic proxy card and other Annual Meeting materials are available on the Internet at www.proxyvote.com, together with any amendments to any of these materials that are required to be furnished to stockholders.  The Notice of Internet Availability of Proxy Materials contains important information, including instructions on how to access and review the proxy materials online and how to vote your shares over the Internet or by telephone. If you receive a Notice, you will not receive a paper or email copy of the proxy materials unless you request one in the manner set forth in the Notice.

VOTING

How to Vote Your Shares

If you are a registered stockholder, you can vote at the meeting any shares that were registered in your name as the stockholder of record as of the record date. If your shares are held in “street name” through a broker, bank or other nominee, you are not a holder of record of those shares and cannot vote them at the Annual Meeting unless you have a legal proxy from the holder of record. If you plan to attend and vote your street name shares at the Annual Meeting, you should request a legal proxy from your broker, bank or holder of record and bring it with you to the meeting.

Whether or not you plan to attend the meeting, we strongly encourage you to vote by proxy prior to the meeting. You may vote your shares prior to the meeting by following the instructions provided on the Notice of Internet Availability of Proxy Materials, this proxy statement and the voter website, www.proxyvote.com. If you requested a paper copy of the proxy materials, voting instructions are also contained on the proxy card enclosed with those materials.

If you are a registered stockholder, there are three ways to vote your shares before the meeting:

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By Internet (www.proxyvote.com):  Use the Internet to transmit your voting instructions until 11:59 p.m. EDT on June 13, 2012. Have your Notice of Internet Availability of Proxy Materials with you when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

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By telephone (1-800-690-6903):  Use any touch-tone telephone to submit your vote until 11:59 p.m. EDT on June 13, 2012. Have your Notice of Internet Availability of Proxy Materials in hand when you call and then follow the instructions you receive from the telephone voting site.

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By mail:  If you requested a paper copy of the proxy materials, mark, sign and date the proxy card enclosed with those materials and return it in the postage-paid envelope we have provided. To be valid, proxy cards must be received before the start of the Annual Meeting. Proxy cards should be returned to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If your shares are held in street name, your broker, bank or other holder of record may provide you with a Notice of Internet Availability of Proxy Materials. Follow the instructions on the Notice to access our proxy materials and vote online or to request a paper or email copy of our proxy materials. If you received these materials in paper form, the materials included a voting instruction card so you can instruct your broker, bank or other holder of record how to vote your shares.

You should provide voting instructions for all proposals appearing on the proxy/voting instruction card. The persons named as proxies on the proxy card will vote your shares according to your instructions. However, if you do not provide voting instructions with your proxy, then the designated proxies will vote your shares for the election of the nominated directors, for the ratification of the Company’s independent registered public accounting firm, for the approval of the Company’s executive compensation, and for the “one year” frequency option for the advisory vote on executive compensation. If any nominee for election to the Board is unable to serve, which is not anticipated, or if any other matters properly come before the meeting, then the designated proxies will vote your shares in accordance with their best judgment.

How to Revoke Your Proxy

If you are a registered stockholder, you can revoke your proxy and change your vote at any time prior to the Annual Meeting by:

•	Notifying our Corporate Secretary in writing at One Village Center Drive, Van Buren Township, Michigan 48111 (the notification must be received by the close of business on June 13, 2012);

•	Voting again by Internet or telephone prior to 11:59 p.m. EDT on June 13, 2012 (only the latest vote you submit will be counted); or

•	Submitting a new properly signed and dated paper proxy card with a later date (your proxy card must be received before the start of the Annual Meeting).

If your shares are held in street name, you should contact your broker, bank or other holder of record about revoking your voting instructions and changing your vote prior to the meeting.

If you are eligible to vote at the Annual Meeting, you also can revoke your proxy or voting instructions and change your vote at the Annual Meeting by submitting a written ballot before the polls close.

Stockholders Entitled to Vote and Ownership

You are entitled to one vote at the Annual Meeting for each share of the Company’s common stock that you owned of record at the close of business on April 17, 2012. As of April 17, 2012, the Company had issued and outstanding 53,009,277 shares of common stock. Information regarding the holdings of the Company’s stock by directors, executive officers and certain other beneficial owners can be found beginning on page 14.

A list of the stockholders of record entitled to vote at the Annual Meeting will be available for review by any stockholder, for any purpose related to the meeting, between 9:00 a.m. and 5:00 p.m. at the principal offices of the Company, located at One Village Center Drive, Van Buren Township, Michigan 48111, for ten days before the meeting.

Required Vote to Approve the Proposals

The Company’s Bylaws require that a majority of the Company’s common stock be represented at the Annual Meeting, whether in person or by proxy, for the quorum that is needed to transact any business.

Election of Directors.  To be elected, directors must receive a majority of the votes cast (the number of shares voted “For” a director nominee must exceed the number of votes cast “Against” that nominee), except in the event of a contested election. A properly executed proxy marked “Abstain” with respect to such matter will not be counted as votes “For” or “Against” a director, although it will be counted for purposes of determining whether there is a quorum. In the event of a contested election (where the number of nominees exceeds the number of vacancies), the affirmative vote of a plurality of the votes cast at the meeting would be required for the election of directors. A properly executed proxy marked to withhold authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Other Proposals.  For each proposal other than the election of directors, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

If you hold your shares in street name through a broker or other nominee and you do not give voting instructions at least ten days before the meeting to your broker or other nominee, then your broker or other nominee may exercise voting discretion only with respect to matters considered to be “routine” by the New York Stock Exchange, such as the ratification of the appointment of the independent registered public accounting firm. On non-routine matters, such as the election of directors and the other proposals, the brokers or other nominees cannot vote your shares absent voting instructions from the beneficial holder, resulting in so-called “broker non-votes.” Broker non-votes are not deemed to be votes cast, and as a result have no effect on the outcome of any matters presented, but will be counted in determining whether there is a quorum.

Where to Find Voting Results

The Company will publish the voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the voting results are known. You will also find the results in the investor information section of the Company’s website (www.visteon.com/investors).

Cost of Solicitation

The Company will pay for soliciting these proxies. The Company’s directors, officers and employees may solicit proxies in person or by telephone, mail, email, telecopy or letter. The Company has also retained Georgeson Inc. to assist it in distributing proxy solicitation materials and soliciting proxies at a cost of approximately $8,000, plus reasonable out-of-pocket expenses. The Company will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners.

ITEM 1. ELECTION OF DIRECTORS

The first proposal on the agenda for the Annual Meeting will be electing seven directors to hold office until the Annual Meeting of Stockholders to be held in 2013. We expect each nominee for election as a director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of directors serving on the Board.

The Company’s Bylaws provide that in any uncontested election (an election in which the number of nominees for director is not greater than the number to be elected), each director shall be elected if the number of votes cast “for” the nominee’s election exceed the number of votes cast “against” that nominee’s election. The Bylaws also provide that any nominee who does not receive more votes cast “for” the nominee’s election than the number of votes cast “against” that nominee in an uncontested election is expected to promptly tender his or her resignation to the Chairman of the Board, which resignation shall be promptly considered through a process managed by the Corporate Governance and Nominating Committee, to determine if a compelling reason exists for concluding that it is in the best interests of the Company for such incumbent to remain a director based on certain factors. The Corporate Governance and Nominating Committee shall provide its recommendation to the Board with respect to any tendered resignation within 14 days of the certification of the election voting results and such recommendation shall be acted on by the Board within 30 days of the certification of the voting results. If a resignation offer is not accepted by the Board, it will publicly disclose its decision, including a summary of reasons for not accepting the offer of resignation. In a contested election (an election in which the number of nominees for director is greater than the number to be elected), the directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Director Nomination Process

The Corporate Governance and Nominating Committee assesses all director candidates, whether submitted by management, a stockholder or otherwise, and recommends nominees for election to the Board. In March of 2012, the Board created a special committee (the “Special Committee”) to identify and evaluate potential director candidates for recommendation to the Corporate Governance and Nominating Committee and the Board. The Company also announced that it welcomed input from its stockholders on persons they would like considered for nomination by the Board in light of the possibility that some current directors may choose not to stand for re-election. The Special Committee engaged a director search firm, Heidrick & Struggles, and received suggested nominees from the search firm, stockholders and members of the Board. On April 20, 2012, Messrs. Guillemot, Henkel, Hogan and Krapek notified the Chairman that they would not stand for re-election at this Annual Meeting. The Special Committee recommended to the Corporate Governance and Nominating Committee that the incumbent directors wishing to stand for election this year be re-nominated. The Special Committee also recommended to the Corporate Governance and Nominating Committee that Mr. Manzo be nominated to stand for election at this Annual Meeting. Mr. Manzo was proposed as director candidate for this Annual Meeting by a significant stockholder of the Company. The key considerations for Board candidates in this process included: specific skills and intellectual capital aligned with the Company’s future strategic and operating challenges, strong commitment to increasing shareholder value, core business competencies, including a record of success, financial literacy, and a high degree of ethics and integrity, interpersonal skills, enthusiasm, independence and prior board experience. Such process also highlighted selecting a Board that would have a diversity of international perspectives and experiences in light of the Company’s global business.

The Corporate Governance and Nominating Committee and the Board concurred with the recommendations of the Special Committee. The specific experiences, qualifications and skills that were considered in their initial selection, and considered by the Board in their nomination, are included after each of their individual biographies below. Messrs. Cocroft, Jones, Leuliette and Stebbins are current directors and nominees who have been elected by stockholders at the last Annual Meeting, and Messrs. Dowd and Wilson were appointed to the Board in July of 2011 pursuant to an agreement with a significant stockholder of the Company.

The Board of Directors Recommends that You Vote FOR the Election of Duncan H. Cocroft, Kevin I. Dowd, Jeffrey D. Jones, Timothy D. Leuliette, Robert Manzo, Donald J. Stebbins and Harry J. Wilson as Directors.

Nominees for Directors

Duncan H. Cocroft is 68 years old and he has been a director of Visteon since October 18, 2010. Mr. Cocroft is the former Executive Vice President, Finance and Treasurer of Cendant Corporation, a provider of consumer and business services primarily in the travel and real estate services industries, a position he held from June 1999 until March 2004. During that time, Mr. Cocroft also served as Executive Vice President and Chief Financial Officer of PHH Corporation, Cendant’s wholly-owned finance subsidiary. Prior to joining Cendant in June 1999, Mr. Cocroft served as Senior Vice President, Chief Administrative Officer and Principal Financial Officer of Kos Pharmaceuticals, Inc. and as Vice President and Chief Financial Officer of International Multifoods Corporation. Mr. Cocroft also serves as a director of GEO Specialty Chemicals, Inc., a privately-held manufacturer of specialty chemicals, and SBA Communications Corporation.

Mr. Cocroft has experience as a Chief Financial Officer and other financial oversight positions at large, global public companies, as well as other senior management experience including the oversight of information systems and human resources. He also has experience chairing the audit committee of a public company.

Kevin I. Dowd is 68 years old and he has been a director of Visteon since July 28, 2011. He has been the chairman and managing principal of Berkeley Square Advisors, LLC, a restructuring and advisory consulting firm, since it was founded in 2003. Prior to that, he was a principal at Nightingale & Associates, served as chief operating officer of First Boston Corporation’s Investment Banking Division, and held senior management divisional positions with Citicorp. Mr. Dowd also has served as a director, interim chief executive officer and chief restructuring officer of scores of companies undergoing restructurings and bankruptcies over the course of his career, and currently is a director of Broadstripe, LLC, Cornerstone Medical, JHT Holdings, Inc., Nexpak Holdings, LLC, Orchard Brands, SIRVA, Inc. and TruGreen Landcare.

Mr. Dowd has significant financial expertise, including advising distressed companies, and extensive experience as a board member of companies across many industries.

Jeffrey D. Jones is 59 years old and he has been a director of Visteon since October 1, 2010. Mr. Jones is an attorney with Kim & Chang, a South Korea-based law firm, a position he has held since 1980. Mr. Jones serves as Chairman of the Board of Partners for Future Foundation, a Korean non-profit foundation. Mr. Jones has also served as a director of POSCO and the Doosan Corporation during the past five years.

Mr. Jones has over thirty years of international legal experience, with particular focus on Asia. He has served on the board of multinational companies and has been active in civic and charitable activities. He has served as chairman of the American Chamber of Commerce in Korea, as an advisor to several organizations and government agencies in Korea, and as a recognized member of the Korean Regulatory Reform Commission.

Timothy D. Leuliette is 62 years old and he has been a director of Visteon since October 1, 2010. Mr. Leuliette is the Senior Managing Director of FINNEA Group, LLC, an investment and financial services firm. Until October 14, 2010, Mr. Leuliette served as the President and Chief Executive Officer of Dura Automotive LLC, an automotive supplier, since July 2008, a director of Dura since June 2008, and the Chairman of the Board of Dura since December 2008. Mr. Leuliette also served as a Managing Director of Patriarch Partners LLC, the majority stockholder of Dura. Prior to that, he served as Co-Chairman and Co-Chief Executive Officer of Asahi Tec Corporation, a manufacturer of automotive parts and other products, and Chairman, Chief Executive Officer and President of Metaldyne Corporation, an automotive supplier, from January 2001 to January 2008. Over his career he has held executive and management positions at both vehicle manufacturers and suppliers and has served on both corporate and civic boards, including as Chairman of the Detroit Branch of the Federal Reserve Bank of Chicago.

Mr. Leuliette has extensive experience in the automotive industry, including leadership roles with diversified suppliers of automotive components, systems and modules. He has deep experience with integrating acquired business, overseeing sophisticated sale transactions and restructuring distressed companies.

Robert Manzo is 54 years old and, if elected, would become a director of Visteon following the Annual Meeting. Mr. Manzo is the founder and managing member of RJM I, LLC, a provider of consulting services to troubled companies, since 2005. From 2000 to 2005, Mr. Manzo was the senior managing director of FTI Consulting, Inc., a global business advisory firm. Mr. Manzo is a graduate of Rider University and is a certified public accountant.

Mr. Manzo has extensive experience advising distressed companies in the automotive and other industries, and possesses financial and accounting expertise.

Donald J. Stebbins is 54 years old and he has been Visteon’s Chairman, President and Chief Executive Officer since December 1, 2008 and a member of the Board of Directors since December 2006. Prior to that, Mr. Stebbins was President and Chief Executive Officer since June 2008 and President and Chief Operating Officer since joining the Company in May 2005. Before joining Visteon, Mr. Stebbins served as President and Chief Operating Officer of operations in Europe, Asia and Africa for Lear Corporation since August 2004, President and Chief Operating Officer of Lear’s operations in the Americas since September 2001, and prior to that as Lear’s Chief Financial Officer. Mr. Stebbins is also a director of WABCO Holdings and ITT Corporation.

Mr. Stebbins has more than 25 years of leadership experience in global operations and finance, including over 18 years of experience in the automotive supplier industry. He has held several key positions at the Company, including chief operating officer and currently chairman, chief executive officer and president. Mr. Stebbins is the only member of management who serves on the Board of Directors.

Harry J. Wilson is 40 years old and he has been a Director of Visteon since July 28, 2011. He has been the Chairman and Chief Executive Officer of Maeva Group, LLC, a turnaround and restructuring boutique, since January 2011. Prior to that, he served as a Senior Advisor on the President’s Automotive Task Force from March 2009 to August 2009, and he was a Partner at Silver Point Capital, a credit oriented investment fund, where he joined as a Senior Analyst in May 2003 and served until August 2008. Mr. Wilson was the Republican nominee for the office of New York State Comptroller in 2010. He also serves on the Board of YRC Worldwide, Inc.

Mr. Wilson has extensive financial and transactional expertise, including advising distressed companies in the automotive and other industries.

Directors Not Standing for Re-election

Philippe Guillemot is 52 years old and he has been a director of Visteon since October 1, 2010. Mr. Guillemot served as the Chief Executive Officer of Europcar Groupe SA, a provider of passenger car and light utility vehicle rentals, from April 2010 to February 2012. Prior to that, he was Chairman and Chief Executive Officer of AREVA T&D Holdings SA, a multinational construction and engineering firm, since 2004. Mr. Guillemot has held various automotive management positions with Faurecia SA, Valeo SA and Michelin. Mr. Guillemot is not standing for re-election as a director of the Company at the 2012 Annual Meeting.

Herbert L. Henkel is 63 years old and he has been a director of Visteon since October 1, 2010. Mr. Henkel is the former Chairman of the Board and Chief Executive Officer of Ingersoll-Rand plc, a manufacturer of industrial products and components. Mr. Henkel retired from Ingersoll-Rand as Chairman of the Board on June 3, 2010, a position he held since May 2000, and retired as Ingersoll-Rand’s Chief Executive Officer, a position he held since October 1999, on February 4, 2010. Mr. Henkel also served as President and Chief Operating Officer of Ingersoll-Rand from April 1999 to October 1999. Prior to that, he held various leadership roles at Textron, Inc, including its President and Chief Operating Officer from 1998-1999. Mr. Henkel also serves as a director of 3M Company and C. R. Bard, Inc. Mr. Henkel has also served as a director of AT&T Corp. during the past five years. Mr. Henkel is not standing for re-election as a director of the Company at the 2012 Annual Meeting.

Mark T. Hogan is 60 years old and he has been a director of Visteon since October 1, 2010. Mr. Hogan has been the President of Dewey Investments LLC, a consultant to automotive-related entities, since January 2010, and Chairman of the Toyota North American Advisory Committee, since September 2010. Prior to that he was Chief Executive Officer and President of The Vehicle Production Group, LLC, a designer and marketer of automobiles to serve mobility impaired individuals, since January 2008. Mr. Hogan also served as the President of Magna International Inc., an automotive components supplier, from September 2004 to December 2007, and, prior to joining Magna, Mr. Hogan held a variety of management and executive positions with General Motors Corporation. Mr. Hogan is not standing for re-election as a director of the Company at the 2012 Annual Meeting.

Karl J. Krapek is 63 years old and he has been a director of Visteon since February 2003. Mr. Krapek is the former President and Chief Operating Officer of United Technologies Corporation, a global supplier of aerospace and building systems products, a position he held from April 1999 to January 2002. Prior to that he was named Executive Vice President and a Director in 1997, and served as President of United Technologies’ Pratt and Whitney Company since 1992. Mr. Krapek currently serves as a director of Northrop Grumman Corporation, Prudential Financial, Inc. and The Connecticut Bank and Trust Company. He has also served as a director of Alcatel-Lucent and Delta Airlines, Inc. during the last five years. Mr. Krapek is not standing for re-election as a director of the Company at the 2012 Annual Meeting.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to define the role of the Board, its structure and composition, as well as set forth principles regarding director commitment expectations and compensation. The guidelines also limit the number of other boards a director may serve on and the maximum age of directors.

Board Leadership Structure

The Company’s Plan of Reorganization provided that the Chief Executive Officer would also serve as the Chairman of the Board upon the Company’s emergence from bankruptcy. The Board believes the interests of all stockholders continue to be best served through this leadership model with a combined Chairman/Chief Executive Officer position. The current Chief Executive Officer possesses an in-depth knowledge of the Company, its global operations, the evolving automotive industry, and the array of challenges to be faced, gained through over 19 years of experience in the global automotive supplier industry. The Board believes that these experiences and other insights put the Chief Executive Officer in the best position to provide broad leadership for the Board as it considers strategy and as it exercises its fiduciary responsibilities to its stockholders. The Board retains authority to separate the positions of Chairman and Chief Executive Officer if it determines that it is not the best structure for the Company and its stakeholders in the future.

Also, the Board is comprised entirely of independent directors except the Chief Executive Officer, and all of the members of the Audit, Organization and Compensation, Corporate Governance and Nominating, and Finance and Corporate Strategy Committees are independent. In addition, after considering evolving governance practices, in December of 2010, the Board designated one of the independent Directors to serve in a lead capacity (the “Lead Independent Director”) to coordinate the activities of the other outside Directors and to perform the duties and responsibilities as the Board of Directors may determine from time to time. Currently, these responsibilities include:

•	Preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the outside Directors;

•	Review board meeting agendas in collaboration with the Chairman and Secretary, and recommend matters for the Board to consider and information to be provided to the Board;

•	Review meeting schedules to assure that all Directors can perform their duties responsibly and that there is sufficient time for discussion of all agenda items;

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Monitor information delivered by management to the Board of Directors and provide input, as appropriate, as to the quantity, quality and timeliness of such information that is necessary for the Directors to effectively and responsibly perform their duties;

•	Counsel the CEO on issues of interest/concern to directors and encourage all directors to engage the CEO with their interests and concerns;

•	Serve as a liaison on Board-related issues between the Chairman and outside Directors;

•	Call special meetings of the outside Directors as needed;

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Assist the Board and Company officers in assuring compliance with and implementation of the Company’s Corporate Governance Guidelines; work in conjunction with the Corporate Governance and Nominating Committee to recommend revisions, as appropriate, to the Corporate Governance Guidelines;

•	Advise the Chairman concerning the retention of advisors and consultants who report directly to the Board;

•	If requested by major stockholders, ensure that he or she is available for consultation and direct communication; and

•	Help set the tone for the highest standards of ethics and integrity.

The Board believes the Lead Independent Director can help provide effective, independent Board leadership while the Company has a combined Chairman/Chief Executive Officer position.

Board Risk Oversight

The Board believes that its primary responsibility is to oversee the business and affairs of the Company for the protection and enhancement of shareholder value, which includes assessing major risks facing the Company and options for mitigating these risks. The committees help the Board carry out this responsibility by focusing on specific key areas of risk inherent in our business.

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The Audit Committee oversees risks associated with financial and accounting matters, including compliance with legal and regulatory requirements, and the Company’s financial reporting and internal control systems.

•	The Corporate Governance and Nominating Committee oversees risks associated with corporate governance, including Board structure and director succession planning.

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The Organization and Compensation Committee helps ensure that the Company’s compensation policies and practices support the retention and development of executive talent with the experience required to manage risks inherent to the business and do not encourage or reward excessive risk-taking by our executives.

•	The Finance and Corporate Strategy Committee oversees risks associated with financial instruments, financial policies and strategies, and capital structure.

The Board receives regular updates from the committees about their activities in this regard. The Company’s enterprise risk management approach utilizes a risk committee comprised of management level employees to monitor, manage and communicate significant risks related to global financial, operating, strategic, and compliance matters. The risk committee meets on a regular basis, and is chaired by the Company’s General Counsel, who makes periodic reports to the Chief Executive Officer and the Board of Directors or its committees.

Director Independence

The Corporate Governance Guidelines adopted by the Board of Directors provide that a majority of the members of the Board, and each member of the Audit, Organization and Compensation, Corporate Governance and Nominating, and Finance and Corporate Strategy Committees, must meet the independence criteria of applicable law and stock exchange listing standards. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company. To assist it in determining director independence, the Board of Directors has adopted the Visteon Director Independence Guidelines. The Visteon Director Independence Guidelines contain categorical standards of independence which conform to, or are more exacting than applicable law and stock exchange listing standards. In addition to applying its guidelines, the Board will consider all relevant facts and circumstances that it is aware of in making an independence determination.

The Board undertook its annual review of director independence in February 2012, and, based on the listing standards of the New York Stock Exchange and the Visteon Director Independence Guidelines, the Board has affirmatively determined that all of the non-employee directors, namely Messrs. Cocroft, Dowd, Guillemot, Henkel, Hogan, Jones, Krapek, Leuliette, and Wilson, are independent. None of these non-employee directors currently has any relationship with the Company (other than as a director or stockholder). Mr. Stebbins is not independent due to his employment as a senior executive of the Company. In April 2012, the Board also affirmatively determined that Mr. Manzo, a director nominee, would be independent based on the listing standards of the New York Stock Exchange and the Visteon Director Independence Guidelines.

Meetings and Executive Sessions

During 2011, the Board of Directors held fourteen regularly scheduled and special meetings. Under the Company’s Corporate Governance Guidelines, directors are expected to attend all scheduled Board and committee meetings as well as the Company’s Annual Meeting of Stockholders. No director attended less than 75% of the aggregate number of meetings of the Board and Board committees on which he or she served during 2011. All current directors who were also on the Board at the time of such meeting attended the last Annual Meeting of stockholders in 2011.

Pursuant to the Corporate Governance Guidelines, the non-employee directors meet without management at the end of every regularly scheduled Board meeting, and the independent directors meet without management at least once per year. The presiding director at these meetings is the Lead Independent Director, or if there be none, the most tenured independent director in attendance.

Board Committees

The Board has established four standing committees. The principal functions of each committee are briefly described on the following pages.

Audit Committee

The Board has a standing Audit Committee, currently consisting of Duncan H. Cocroft (Chair), Philippe Guillemot, Herbert L. Henkel and Timothy D. Leuliette, all of whom are considered independent under the rules and regulations of the Securities and Exchange Commission, the New York Stock Exchange listing standards and the Visteon Director Independence Guidelines. The Board has determined that each of the current members of the Audit Committee has “accounting and related financial management expertise” within the meaning of the listing standards of the New York Stock Exchange, and each of Messrs. Cocroft, Henkel and Leuliette is qualified as an “audit committee financial expert” within the meaning of the rules and regulations of the Securities and Exchange Commission. During 2011, the Audit Committee held ten regularly scheduled and special meetings. The duties of the Audit Committee are generally:

•	to select and evaluate the independent registered public accounting firm;

•	to approve all audit and non-audit engagement fees and terms;

•	to review the activities and the reports of the Company’s independent registered public accounting firm;

•	to review internal controls, accounting practices, financial structure and financial reporting, including the results of the annual audit and review of interim financial statements;

•	to review and monitor compliance procedures; and

•	to report the results of its review to the Board.

The charter of the Audit Committee, as well as any future revisions to such charter, is available on the Company’s website at www.visteon.com/investors. The Audit Committee Report can be found beginning on page 38.

Organization and Compensation Committee

The Board also has a standing Organization and Compensation Committee, consisting of Mark T. Hogan (Chair), Duncan H. Cocroft, Kevin I. Dowd, Philippe Guillemot and Karl J. Krapek, all of whom are considered independent under the New York Stock Exchange listing standards and the Visteon Director Independence Guidelines. During 2011, the Organization and Compensation Committee held eleven regularly scheduled and special meetings and took action by written consent two times in lieu of additional meetings. The Organization and Compensation Committee oversees the Company’s programs for compensating executive officers and other key management employees, including the administration of the Company’s stock-based compensation plans, and approves the salaries, bonuses and other awards to executive officers. Other duties of the Organization and Compensation Committee are generally:

•

to review and approve corporate goals and objectives relative to the compensation of the Chief Executive Officer, evaluate the Chief Executive Officer’s performance and set the Chief Executive Officer’s compensation level based on this evaluation;

•	to review and approve executive compensation and incentive plans;

•	to approve the payment of cash performance bonuses and the granting of stock-based awards to the Company’s employees, including officers; and

•	to review and recommend management development and succession planning.

The charter of the Organization and Compensation Committee, as well as any future revisions to such charter, is available on the Company’s website at www.visteon.com/investors.

The Chairman and Chief Executive Officer of the Company, with the consultation of the Senior Vice President, Human Resources, provides recommendations to the committee on the amount and forms of executive compensation, and assists in the preparation of Committee meeting agendas. Pursuant to the Company’s 2010 Incentive Plan, the Committee may delegate its power and duties under such plan to a committee consisting of two or more officers of the Company except in respect of individuals subject to the reporting or liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended. The Committee has authorized the Senior Vice President, Human Resources, together with the concurrence of either of the chief financial officer or the general counsel, to approve awards of up to

30,000 stock options and/or stock appreciation rights (subject to an annual limit of 300,000 stock options and/or stock appreciation rights) and up to 15,000 shares of restricted stock and/or restricted stock units (subject to an annual limit of 150,000 shares of restricted stock and/or restricted stock units) to individuals the Company desires to hire or retain, except any individual who is or upon commencing employment will be subject to the liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended.

The Committee has the authority to retain, approve the fees and other terms of, and terminate any compensation consultant, outside counsel or other advisors to assist the committee in fulfilling its duties. During 2011, the Committee retained the firm of Frederic W. Cook & Co., Inc., an executive compensation consulting firm, to advise the Committee on competitive market practices and trends as well as on specific executive compensation matters as requested by the Committee. The Company maintains no other significant direct or indirect business relationships with this firm. In addition, the Company utilizes Towers Watson and Pay Governance to provide broad-based benchmarking data for director and executive pay.

Corporate Governance and Nominating Committee

The Board also has a standing Corporate Governance and Nominating Committee, consisting of Herbert L. Henkel (Chair), Kevin I. Dowd, Mark T. Hogan, Jeffrey D. Jones and Harry J. Wilson., all of whom are considered independent under the New York Stock Exchange listing standards and the Visteon Director Independence Guidelines. During 2011, the Corporate Governance and Nominating Committee held four regularly scheduled and special meetings. The duties of the Corporate Governance and Nominating Committee are generally:

•	to develop corporate governance principles and monitor compliance therewith;

•	to review the performance of the Board as a whole;

•	to review and recommend to the Board compensation for outside directors;

•	to develop criteria for Board membership;

•	to identify, review and recommend director candidates; and

•	to review and monitor certain environmental, safety and health matters.

The charter of the Corporate Governance and Nominating Committee, as well as any future revisions to such charter, is available on the Company’s website at www.visteon.com/investors.

The Corporate Governance and Nominating Committee has the authority to retain consultants to assist with director recruitment and compensation matters. During 2011, the Corporate Governance and Nominating Committee retained the firm of Frederic W. Cook & Co., Inc., to advise the Committee on competitive market practices and trends for outside director compensation.

Finance and Corporate Strategy Committee

The Board has a standing Finance and Corporate Strategy Committee, consisting of Harry J. Wilson (Chair), Jeffrey D. Jones, Karl J. Krapek and Timothy D. Leuliette, all of whom are considered independent under the Visteon Director Independence Guidelines. During 2011, the Finance and Corporate Strategy Committee held ten regularly scheduled and special meetings. The duties of the Finance and Corporate Strategy Committee generally are:

•	to review and make recommendations to the Board regarding the Company’s cash flow, capital expenditures and financing requirements;

•	to review the Company’s policies with respect to financial risk assessment and management including investment strategies and guidelines;

•	to review and make recommendations on mergers, acquisitions and other major financial transactions requiring Board approval;

•	to consider and recommend to the Board stock sales, repurchases or splits, as appropriate, and any changes in dividend policy; and

•	to evaluate bona fide proposals in respect of major acquisitions, dispositions, mergers and other transactions for recommendation to the Board.

The charter of the Finance and Corporate Strategy Committee, as well as any future revisions to such charter, is available on the Company’s website at www.visteon.com/investors.

Code of Ethics

The Company has adopted a code of ethics, as such phrase is defined in Item 406 of Regulation S-K that applies to all directors, officers and employees of the Company and its subsidiaries, including the Chairman and Chief Executive Officer, the Executive Vice President and Chief Financial Officer and the Vice President and Chief Accounting Officer. The code, entitled “Ethics and Integrity Policy,” is available on the Company’s website at www.visteon.com.

Communications with the Board of Directors

Stockholders and other persons interested in communicating directly with a committee chairperson or with the non-management directors as a group may do so as described on the Company’s website (www.visteon.com/investors), or by writing to the chairperson or non-management directors of Visteon Corporation c/o of the Corporate Secretary, One Village Center Drive, Van Buren Township, Michigan 48111.

The Corporate Governance and Nominating Committee also welcomes stockholder recommendations of director candidates. Stockholders may suggest candidates for the consideration of the committee by submitting their suggestions in writing to the Company’s Secretary, including the agreement of the nominee to serve as a director. In addition, the Company’s Bylaws contain a procedure for the direct nomination of director candidates by stockholders (see page 41), and any such nomination will also be automatically submitted to the Corporate Governance and Nominating Committee for consideration.

DIRECTOR COMPENSATION

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2011. Directors who are employees of the Company receive no additional compensation for serving on the board.

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)	Total ($)
Duncan H. Cocroft	110,000	95,000	—	205,000
Kevin I. Dowd	39,167	82,773	—	121,940
Philippe Guillemot	95,000	95,000	—	190,000
Herbert L. Henkel	105,000	95,000	—	200,000
Mark T. Hogan	87,500	95,000	—	182,500
Jeffery D. Jones	85,000	95,000	—	180,000
Karl J. Krapek	110,000	95,000	—	205,000
Timothy D. Leuliette	95,000	95,000	—	190,000
William E. Redmond, Jr.(1)	47,500	—	—	47,500
Harry J. Wilson	37,917	82,773	—	120,690

(1)	Mr. Redmond resigned from the Board of the Directors with an effective date of May 20, 2011.

(2)	The following directors deferred 2011 cash compensation into their deferred unit account under the Deferred Compensation Plan for Non-Employee Directors (described below):

Name	2011 Cash Deferred
Mr. Krapek	$110,000

(3)	As of December 31, 2011, Messrs. Cocroft, Guillemot, Henkel, Hogan, Jones, Krapek, and Leuliette, owned 2,678 stock units each, and Messrs. Dowd and Wilson owned 1,275 stock units each, pursuant to the Visteon Corporation Non-Employee Director Stock Unit Plan (described below).

All non-employee directors currently receive an annual cash retainer of $85,000. Committee chairs, except for the Chair of the Audit Committee, and Audit Committee members receive an additional annual committee retainer of $10,000. The Chair of the Audit Committee and the Lead Independent Director received an additional annual retainer of $15,000. All retainers are paid in quarterly installments. In addition, the Company reimburses its directors for expenses, including travel and entertainment, they incur in connection with attending board and committee meetings.

The Company’s Non-Employee Director Stock Unit Plan provides for an annual grant to each non-employee director of stock units valued at $95,000 on the day following the Company’s annual meeting. Amounts are allocated to the unit accounts based on the average of the high and low price of the Company’s common stock on the date of award, and the value of this account is directly related to the performance of the Company’s common stock. Amounts attributed to a director’s unit account under the Non-Employee Director Stock Unit Plan will not be distributed until after termination of his or her board service, either in a lump sum or in ten annual installments on the later of January 15th of the year following or six months after the date of termination of service.

Non-employee directors may elect to defer up to 100% of their total retainer and any cash payments under the Deferred Compensation Plan for Non-Employee Directors, a nonqualified benefit plan, into a unit account. The amounts deferred into the unit account are allocated based on the average of the high and low price of the Company’s common stock on the date of the deferral, and the value of this account is directly related to the performance of the Company’s common stock. Amounts deferred on or prior to September 30, 2010, but after June 1, 2009 were credited to an interest bearing account. All amounts deferred are distributed following termination of board service in a lump sum or in ten annual installments on the later of January 15th of the year following or six months after the date of termination of service. As noted above, stock units held under the Non-Employee Director Stock Unit Plan and the Deferred Compensation Plan for Non-Employee Directors cannot be sold or transferred during a director’s service on the

Company’s board. The Company believes that this restriction best links director and stockholder interests. The Company’s current stock ownership guideline also requires non-employee directors to hold all their equity-based awards from the Company until termination of board service.

STOCK OWNERSHIP

The following contains information regarding the stock ownership of the nominees for election as directors, the directors continuing in office, the Company’s executive officers and beneficial owners of more than five percent of the Company’s voting securities.

Ownership of the Company’s common stock is shown in terms of “beneficial ownership.” A person generally “beneficially owns” shares if he or she has either the right to vote those shares or dispose of them, and more than one person may be considered to beneficially own the same shares.

In this proxy statement, unless otherwise noted, a person has sole voting and dispositive power for those shares shown as beneficially owned by him or her. The percentages shown in this proxy statement compare the person’s beneficially owned shares with the total number of shares of the Company’s common stock outstanding on April 17, 2012 (53,009,277 shares).

Directors, Nominees and Executive Officers

The following table contains stockholding information for the Company’s directors, director nominees and executive officers, as well as stock units credited to their accounts under various compensation and benefit plans as of April 17, 2012. No shares have been pledged as collateral for loans or other obligations by any director or executive officer listed below.

	Common Stock Beneficially Owned		Stock Units(2)(3)
Name	Number(1)	Percent of Outstanding
Donald J. Stebbins	343,923	*	—
Duncan H. Cocroft	—	*	2,678
Kevin I. Dowd	—	*	1,275
Philippe Guillemot	—	*	2,678
Herbert L. Henkel	—	*	2,678
Mark T. Hogan	—	*	2,678
Jeffery D. Jones	—	*	5,409
Karl J. Krapek	—	*	2,678
Timothy D. Leuliette	—	*	2,678
Harry J. Wilson	—	*	1,275
Robert Manzo	—	*	—
Martin E. Welch III	36,730	*	—
Joy M. Greenway	68,882	*	—
Steve Meszaros	67,607	*	—
Robert C. Pallash	5,746	*	53,068
William G. Quigley III(4)	74,821	*	—
All executive officers, directors and director nominees as a group (20 persons)	763,299	1.4%	77,095

*	Less than 1%.

(1)	Includes shares of common stock which the following executive officers had a right to acquire ownership of pursuant to stock options or stock appreciation rights granted by the Company and exercisable on or within 60 days after April 17, 2012: Mr. Stebbins (41,035 shares); Mr. Welch (5,966 shares); Ms. Greenway (6,633 shares); Mr. Meszaros (6,223 shares); and Mr. Pallash (5,746).

(2)	For non-employee directors, the amounts shown include stock units credited under the Deferred Compensation Plan for Non-Employee Directors and the Non-Employee Director Stock Unit Plan, and are payable following termination of Board service in cash or shares of common stock at the election of the Company.

(3)	Includes restricted stock units granted to executive officers under the Visteon Corporation 2010 Incentive Plan, which are payable upon vesting in cash or shares of common stock at the election of the Company.

(4)	The number of shares and units reported for Mr. Quigley are reported as of October 31, 2011, the date of his separation from the Company.

Other Beneficial Owners

Based upon reports on Schedules 13G and 13D and Forms 4 filed with the Securities and Exchange Commission or other information believed to be reliable, the Company believes that there no beneficial owners of more than 5% of any class of the Company’s voting securities as of April  17, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors and greater than 10% stockholders to file certain reports (“Section 16 Reports”) with respect to their beneficial ownership of the Company’s equity securities. Based solely on a review of copies of reports furnished to the Company, or written representations that no reports were required, the Company believes that during 2011 all Section 16 Reports that were required to be filed were filed on a timely basis.

TRANSACTIONS WITH RELATED PERSONS

Our Ethics and Integrity Policy instructs all its employees, including the Named Executive Officers, to avoid conflicts between personal interests and the interests of Visteon, as well as any action that has the potential for impacting the Company adversely or interfering with the employee’s objectivity. The policy also requires any employee having a financial interest in, or a consulting, managerial or employment relationship with, a competitor, customer, supplier or other entity doing business with Visteon to disclose the situation to their manager or to the legal or human resources departments of the Company. The Company’s compliance group implements the Ethics and Integrity Policy and related policies and annually requires all management employees, including the Named Executive Officers, to complete a questionnaire disclosing potential conflicts of interest transactions. In addition, the Audit Committee is responsible for overseeing our ethics and compliance program, including compliance with the Ethics and Integrity Policy, and all members of the Board are responsible for complying with such policy. The Corporate Governance and Nominating Committee reviews the professional occupations and associations of board nominees, and annually reviews transactions between Visteon and other companies with which our Board members and executive officers are affiliated to the extent reported in response to our directors and officers questionnaire. The Ethics and Integrity Policy is in writing. See page [xx] of this proxy statement under “Miscellaneous” for instructions on how to obtain a copy.

COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee of the Board of Directors (hereafter referred to as the “Committee”) oversees the Company’s programs for compensating executive officers and other key management employees, including the administration of the Company’s equity-based compensation plans, and approves the salaries, bonuses and other awards to executive officers. The Committee has reviewed and discussed the Compensation Discussion and Analysis below with management of the Company, and, based on such review and discussion, the Committee has recommended to the Board of Directors that the compensation discussion and analysis so stated be included in this Proxy Statement.

Organization and Compensation Committee

Mark T. Hogan (Chairman)

Duncan H. Cocroft

Kevin I. Dowd

Philippe Guillemot

Karl J. Krapek

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis presents information about the compensation of the following executive officers named in the Summary Compensation Table beginning on page 25 (the “Named Executive Officers” or “NEOs”), including:

•	Donald J. Stebbins, Chairman and Chief Executive Officer (CEO);

•	Martin E. Welch III, EVP and Chief Financial Officer (CFO);

•	Joy M. Greenway, VP and President, Climate Product Group;

•	Steve Meszaros, VP and President, Electronics Product Group; and

•	Robert C. Pallash, SVP and President, Global Customer Group.

Compensation information is also presented for William G. Quigley III, who served as our principal financial officer until his departure from Visteon on October 31, 2011.

Executive Summary

Business Highlights

Visteon is a leading global automotive supplier of climate, interiors, electronics, and lighting products. We entered 2011 focused on continuing the repositioning of the business and implementing our global growth strategy in our four product lines. In 2011, we had strong performance in many areas, particularly considering the turbulent global markets. Highlights of key financial and operational performance results include:

•	Increased product sales to over $8 billion;

•	Generated all-time high adjusted EBITDA of $685 million — a key measure of earnings generated from operations (adjusted for restructuring and other items not related to our continuing operations);

•	Received awards of more than $1 billion in new business, indicating our strength in technology, quality, delivery and cost;

•	Improved quality by more than 35%, which strengthens our relationship with customers and reduces costs; and

•	Made significant senior management changes in support of the needs of our global business.

2011 NEO Compensation Opportunity Heavily Performance-based

The majority of the annual compensation opportunity is performance-based with the amounts realized, if any, based on our financial results or stock price performance. In 2011, 77% of the five Named Executive Officers’ annualized target compensation was provided through annual and long-term incentive award opportunities.

•    Base Salary 23% of the target compensation mix

•    Annual Incentive award opportunity 19%

•    Long-Term Incentive award opportunity 58%

Our Solid 2011 Performance Results Are Reflected in the 2011 NEO Compensation

The 2011 compensation for our Named Executive Officers is commensurate with the Company’s 2011 performance and the goals of our executive compensation program.

•

Base salaries, perquisites, and retirement benefits were not increased during 2011, as we braced for a challenging and uncertain business environment and focused on delivering greater compensation through performance-based vehicles.

•	Our 2011 results exceeded target goals for our Annual Incentive award, resulting in funding of awards at approximately 129% of target:

Incentive Type	Performance Measures and Weightings	Performance Results
2011 Annual Incentive Award	• Adjusted EBITDA (75%) • Free Cash Flow (15%) • Product Quality (10%)	129% of target

•

The value of Long-term Incentive awards made in 2011 are solely based on stock appreciation. Equity-based awards made during 2010 through 2012 have an appropriate mix of vehicles to drive alignment with long-term shareholder value, as presented below. The use of 100% stock options/stock appreciation rights (SARs) in 2011 was intended to balance the reliance on 100% restricted stock awarded in 2010 when the Company emerged from bankruptcy. Awards in 2012 consist of a balanced portfolio of long-term incentives that incorporate a substantial relative TSR performance measure.

Award Type	2010 Grant Mix	2011 Grant Mix	2012 Grant Mix
Stock Options/SARs	None	100%	25%
Performance Stock Units — Relative TSR (2012 to 2014)	None	None	50%
Restricted Stock/RSUs	100%	None	25%

2012 Changes

In order to refine the alignment with our business strategy, talent needs, and market practices we made several changes to the design of the 2012 incentive programs.

Annual Incentive Program

•	In addition to profitable growth, cash flow and quality, the 2012 Annual Incentive awards will also be determined based on the accomplishment of key strategic actions.

•	The specific performance measures and weightings are the following: Adjusted EBITDA (65%), Working Capital as a percent of Sales (10%), Quality (10%), and Strategic Actions (15%).

Long-Term Incentive Program

•

In addition to the use of stock options/SARs and restricted stock/RSUs, mainly used for retention, the 2012 Long-Term Incentive awards will also include a majority of performance stock units — to focus on the achievement of specific multi-year goals, stock price performance, and longer-term retention of key executives.

•

Performance stock units (PSU) have been used to provide executives the opportunity to earn shares based on the Company’s three-year total shareholder return (TSR) relative to 17 automotive sector peer companies. Relative TSR was selected as the measure because it directly assesses the Company’s return to shareholders over 2012 to 2014 relative to the returns of similar companies. To transition to this new instrument, three separate performance cycles commenced in 2012: one-year (2012) cycle for 25% of PSU opportunity, two-year (2012 to 2013) cycle for 25% of PSU opportunity, and three-year (2012 to 2014) cycle for 50% of the PSU opportunity. Awards can be earned up to 150% of the target award opportunity based on the Company’s TSR performance relative to the comparator group.

Additional information about the 2012 incentive plans will be presented in next year’s proxy statement.

Executive Compensation Program Design and Governance Practices

Our executive compensation program is designed to provide strong alignment between executive pay and Company performance and is in alignment with best practices.

Pay Philosophy

•	Pay levels are generally targeted to be at market median levels

•	The majority of NEOs’ annual target compensation is only earned if specific goals are achieved or the Company’s stock appreciates over time

•	Incentive award opportunities with payouts based on specific goals are capped at 200% (or lower) of the target award opportunity

Incentive Design

•	Incentive award opportunities are provided through a combination of annual and long-term incentive award opportunities

•	The Annual Incentive program uses multiple performance measures providing a balanced focus and commensurate awards based on earnings, cash flow, and product quality

•	Long-Term Incentives are linked to the future value of the Company’s stock price

•	In 2010, the award opportunity was provided in restricted stock in connection with the Company’s emergence from bankruptcy

•	In 2011, the award opportunity was provided through stock options or stock appreciation rights

•	In 2012, a mix of three award types are being used (see above)

•	Amounts realized by executives, if any, are commensurate with our achievement of specific goals or the Company’s multi-year stock price performance

Key Governance Aspects.

•	The Company has given notice to executives including the CEO that it will not renew existing change in control agreements that contain the “modified single-trigger”

•	NEOs are subject to minimum stock ownership guidelines to ensure ongoing, meaningful alignment with stockholders

•	Stock trading policy contains a prohibition on hedging transactions

•	No excise tax gross-up provisions are contained in our change-in-control severance arrangements

•	Limited perquisites are provided

Program Administration

•	The Organization and Compensation Committee reviews and approves all aspects of the compensation program for NEOs

•	An independent executive compensation consultant has been engaged directly by the committee to assist with the ongoing review of the program

•	Annually the committee reviews key elements of the program considering our business and talent needs, as well as market trends

•	Market compensation practice is one of several inputs (along with reviewing pay tally sheets, business/talent needs, reasonableness, and cost) considered by the committee in the design of the program

Executive Compensation Program Administration

The Organization and Compensation Committee of the Board of Directors is primarily responsible for administering the Company’s executive compensation program. The Organization and Compensation Committee reviews and approves all elements of the executive compensation program that cover the Named Executive Officers. In fulfilling its responsibilities, the Organization and Compensation Committee is assisted by its independent compensation consultant and takes into account recommendations from the CEO. The primary roles of each party are summarized below.

Party:	Primary Roles:
Organization and Compensation Committee (comprised solely of independent directors)

•  Oversee all aspects of the executive compensation program

•  Approve officer compensation levels, incentive plan goals and award payouts

•  Approve specific goals and objectives, as well as corresponding compensation, for the CEO

•  Ensure the executive compensation program best achieves the Company’s objectives, considering the business strategy, talent needs, and market trends

Senior Management (CEO, CFO, SVP HR, and General Counsel)

•  Make recommendations regarding the potential structure of the executive compensation program, including input on key business strategies and objectives

•  Make recommendations regarding the pay levels of the officer team (excluding the CEO)

•  Provide any other information requested by the Organization and Compensation Committee

Compensation Consultant (Frederic W. Cook & Co., Inc.)

•  Advise the Organization and Compensation Committee on competitive market practices and trends

•  Provide proxy pay data for our compensation peer group

•  Present information and benchmarking regarding specific executive compensation matters, as requested by the Organization and Compensation Committee

Additional information about the role and processes of the Organization and Compensation Committee is presented above under “Corporate Governance — Organization & Compensation Committee.”

Executive Compensation Program Philosophy

The primary objectives of the Company’s executive compensation program are to recruit, motivate, and retain highly-qualified executives who are key to our long-term success and maximize shareholder value. As such, the Company’s executive compensation program is structured to accomplish the following:

•	Drive achievement of the Company’s strategic plans and objectives, which focus on profitable growth and efficient capital management;

•	Create strong alignment of the interests of executives with the creation of shareholder value;

•	Provide a market competitive total compensation package customized to fit our business and talent needs; and

•	Be cost-effective and straightforward to understand and communicate.

For each element of compensation and in total, the Company generally targets compensation to be within market median levels, considering an individual’s experience, performance, and business impact, as well as our organizational structure and cost implications. The target compensation mix is set based on position responsibilities, individual considerations, and market competitive practices. The proportion of variable, or “at risk”, compensation increases as an employee’s level of responsibility increases commensurate with the position’s impact on the business. The actual pay earned, if any, for annual and long-term incentives reflects Company and individual performance.

Market Compensation Practices

As one of the inputs in determining executive compensation, annually the Company reviews survey and proxy compensation data regarding market practices. In 2011, the Company reviewed NEO base salaries, target annual and long-term incentive award opportunities, as well as selected pay program design practices. The Committee selected a group of 19 comparably-sized companies in similar industries (the “Compensation Peer Group”) with median annual revenues of approximately $8 billion, in a range of $4 to $17 billion and general industry as comparators for compensation analysis. We believe the Compensation Peer Group represents a reasonable comparator group of direct automotive supplier peers and other related companies in which we currently compete for executive talent. When general industry compensation data is used, the Company is not aware of the specific participant companies in the analysis. The Compensation Peer Group is listed below.

AGCO Corporation	Eaton Corporation	PACCAR Inc.
ArvinMeritor Inc. (Meritor, Inc.)	Federal-Mogul Corp.	Parker-Hannifin Corporation
Autoliv, Inc.	Flowserve Corp.	Rockwell Automation Inc.
BorgWarner Inc.	Lear Corporation	SPX Corporation
Cummins Inc.	Navistar International Corporation	Tenneco Inc.
Dana Holding Corporation	Oshkosh Corporation	TRW Automotive Holdings Corp.
Dover Corp.

Executive Compensation Program — Description of Primary Elements

An overview of the primary elements of the executive compensation program is presented below. Consistent with our emphasis on aligning pay and performance, the largest portion of the annual target compensation opportunity is provided through annual and long-term incentive programs.

Each primary element of the executive compensation program is described below.

Base Salary

Base salaries, combined with medical, life and disability benefits, provide basic security for our employees at levels necessary to attract and retain a highly qualified and effective salaried workforce. Base salaries are determined taking into account market data as well as an individual’s position, responsibilities, experience and value to the Company. The actual salaries paid to each Named Executive Officer for 2011 are presented in the “Summary Compensation Table”. The Named Executive Officers did not receive base salary increases during 2011. For Mr. Welch, who was hired during 2011, base salary was set based on consideration of his role at the Company, market pay levels and his compensation package at his prior employer.

Annual Incentive Awards

The Company’s Annual Incentive program provides key salaried employees the opportunity to earn an annual cash incentive award based on individual performance if the Company achieves specified financial and operational objectives. This program is designed to motivate executives to achieve key short-term financial and operational goals of the Company. The target incentive opportunities are expressed as a percentage of base salary, which are set by the Organization and Compensation Committee considering the potential impact on the business of each role, the relationships among the roles and market competitive levels for the positions. The target annual incentive opportunities, as a percentage of base salary as of December 31, 2011, are 115% for Mr. Stebbins, 65% for Mr. Welch, and 60% for Ms. Greenway, and Messrs. Meszaros and Pallash.

On March 8, 2011, the Organization and Compensation Committee approved Annual Incentive award opportunities for approximately 1,700 global salaried employees, including the Named Executive Officers. The 2011 award opportunities were based on the Company’s achievement of three metrics chosen for their importance to external stakeholders, such as customers and investors:

Measure	Weighting	Focus of Measure	Description
Adjusted EBITDA	75%	Earnings growth	Net income (loss) attributable to the Company, plus net interest expense, provision for income taxes and depreciation and amortization, as further adjusted to eliminate the impact of asset impairments, gains or losses on divestitures, net restructuring expenses and other reimbursable costs, certain non-recurring employee charges and benefits, reorganization items and other non-operating gains and losses

Free Cash Flow	15%	Cash generation	Cash from operations minus capital expenditures, subject to certain adjustments

Product Quality	10%	Manufacturing quality	Parts per million defective

Based on 2011 actual results, Annual Incentive awards were earned at approximately 129% of target with performance for each of the three measures exceeding the targeted goal. Final awards were based on an assessment of individual performance. In 2011, the assessment of individual performance resulted in discretionary increases in the awards made to Messrs. Meszaros and Welch to recognize their contributions to the Company during 2011. The earned awards for the Named Executive Officers are presented in the “Summary Compensation Table”, under the column “Non-Equity Incentive Plan Compensation” and for the discretionary awards, under the column “Bonus”.

Measure	2011 Target	2011 Actual	Resulting Award as % of Target
Adjusted EBITDA	$660M	$685M	125%
Free Cash Flow	($225)M	($83)M	144%
Product Quality (parts per million)	35% improvement	51% improvement	141%

For 2012, as discussed in the “Executive Summary — 2012 Executive Compensation Program Changes” section, the Company made changes to the Annual Incentive performance measures and weightings to align with our 2012 key business objectives, and to strongly motivate and retain the management team.

Long-Term Incentive Awards

The Company’s Long-Term Incentive program is designed to compensate salaried employees on the achievement of specified goals that are intended to correlate with the Company’s long-term financial and strategic objectives, to align the delivery of incentive value with increases in the Company’s stock price and to retain key employees. Typically awards are granted with a vesting or performance period of three years; however, in some situations, such as the recruitment of new executives or to focus on mid-term objectives, the Company may use a shorter period. The total targeted award opportunity, expressed as a percentage of base salary, is determined by organization level.

On March 8, 2011, the Organization and Compensation Committee granted stock options and stock appreciation rights (“SARs”) to the Named Executive Officers (other than Mr. Welch) and certain other eligible executives with the following characteristics:

•	Exercise price equal to the average of the high and low trading prices on the date of grant ($74.08);

•	Vest one-third per year beginning one year after the date of grant; and

•	Ten-year term, upon which any unexercised options/SARs would expire.

The Organization and Compensation Committee chose stock options/SARs to align the interests of executives with stockholders towards achieving long-term stock price appreciation. The number of stock options or SARs awarded was based on each executive’s long-term incentive opportunity, which, as a percentage of base salary, was 375% for Mr. Stebbins and 150% for Ms. Greenway, and Messrs. Meszaros and Pallash. Concurrent with his date of hire, Mr. Welch received a stock option grant. For tax and legal reasons, stock appreciation rights are granted to employees for whom the United Sates is not their home country, which included only Mr. Pallash amongst the NEOs.

For 2012, as discussed in the “Executive Summary — 2012 Executive Compensation Program Changes” section, the Company changed the Long-Term Incentive program to align with our 2012 to 2014 key business objectives, strongly motivate and retain the management team, and to align with common market practices.

Other Compensation Elements

Stock Ownership Guidelines

The Company has adopted stock ownership goals for all elected officers of the Company. The goal for these officers is to own common stock worth a multiple of salary, ranging from one times salary up to six times salary for the Chief Executive Officer, within five years from their date of hire or election, if later. All of the Named Executive Officers employed by the Company for five years or more are in compliance with the stock ownership guidelines. For the purpose of determining compliance with the stock ownership guidelines, the calculation includes stock owned directly, restricted stock, and restricted stock units. Visteon’s Stock Ownership guidelines are as follows:

•	Chief Executive Officer — six times base salary;

•	Executive and Senior Vice Presidents and Product Group Presidents — three times base salary; and

•	All other officers — one times base salary.

Executive Perquisites and International Service Employee Program

The Company provides the Named Executive Officers with a flexible perquisite allowance program. The flexible perquisite allowance is a fixed amount that is paid to each eligible executive in quarterly installments and is designed to cover his or her expenses related to legal and financial counseling, excess liability insurance premiums, tax preparation, and airfare for spouse or partner accompanying employee on business travel, among other items. For Named Executive Officers, the amount of the allowance varies by management level, with a range of $15,000 to $60,000 per year and is not grossed up. The amount paid to the Named Executive Officers in 2011 pursuant to the flexible perquisite allowance program is set forth in the “All Other Compensation” column of the “Summary Compensation Table.” The Company also maintains an Executive Security Program that requires the Chief Executive Officer to use corporate provided aircraft for personal and business travel, and provides the benefit of various personal health and safety protections. The Chief Executive Officer does not receive a tax “gross-up” for personal use of corporate provided aircraft.

As a global organization, senior executives of the Company are located in key business centers around the world. To facilitate the assignment of experienced employees to support the business the Company has an International Long Term Assignment Policy to address incremental costs incurred by assignees as a result of their international assignments. The policy provides for the reimbursement of incremental housing, cost of living, education and other costs incurred in conjunction with international assignments as well as the tax costs associated with these payments. The Company provides tax equalization to employees on international assignment. The tax equalization policy is intended to ensure that the employee bears a tax burden that would be comparable to the home country tax burden on income that is not related to the international assignment. It is the objective of the Company’s International Long Term Assignment Policy that the employee not be financially disadvantaged as a result of the international assignment nor that the employee experience windfall gains. Two of the Company’s key executives were on international assignment in 2011. Mr. Pallash is based in Shanghai, China. Mr. Meszaros is based in Chelmsford, England.

Retirement Benefits Overview

The Named Executive Officers participate in the Company’s retirement and savings plans in their respective home countries on the same basis as other similarly situated employees, except for the supplemental retirement and retiree health care described below. Historically, these benefits were needed in the Company’s industry to compete for talent. Over the last several years, and including in 2011, the Company has made changes to the type of retirement plans and the level of benefits provided under such plans, based on an assessment of the Company’s business and talent needs, costs, market practices, and other factors. Effective January 1, 2012, the U.S. defined benefit pension plan was frozen for all participants. All of the NEOs participate in U.S.-based plans except Mr. Pallash who participates in certain U.K.-based plans.

The Named Executive Officers other than Mr. Pallash, as well as most U.S. salaried employees, are entitled to participate in the Visteon Investment Plan, Visteon’s 401(k) investment and savings plan. The Company matches employee contributions of up to 6% of pay at a rate of 25% of the employee’s eligible contributions. Amounts deferred for each Named Executive Officer are reflected in the “Salary” column of the above “Summary Compensation Table.” Effective January 1, 2012, the Company’s match increased to a rate of 100% of the employee’s eligible contributions, which was designed to attract and retain employees in light of the changes made to other retirement benefit plans.

Effective as of January 1, 2012 in conjunction with changes in its U.S. tax-qualified retirement plans, the Company implemented two new executive (non-qualified) retirement plans for U.S. executives, as follows:

•	Savings Parity Plan, which provides eligible participants Company contributions of 6% of pay that are not allowed under the broad-based, qualified 401(k) plan; and

•

Supplemental Executive Retirement Plan (SERP), which provides eligible participants additional annual Company contributions of 6%, 9% (Senior Vice Presidents), or 14.5% (CEO) of pay. The SERP is closed to new entrants other than elected Company officers.

The Company will provide an executive retiree health care benefit upon retirement from the Company to attract experienced executives. Pursuant to the program, such executives, after completing five years of service with the Company will be entitled to retiree health care benefits that are similar to those available to the Company’s employees who are eligible for postretirement benefits under the Visteon Retiree Health & Welfare Program. The premium for this coverage is paid by the NEO. Of the Named Executive Officers, Mr. Stebbins is eligible for this program.

Additional details about the Company’s prior and current retirement plans are presented in a later section, under “Retirement Benefits.”

Severance and Change in Control Benefits

The Company has entered into change in control agreements with all of its executives, including the Named Executive Officers. The Company entered into the change in control agreements with the executives when it emerged from bankruptcy protection in October 2010 as contemplated by the approved plan of reorganization, and to recognize the considerable uncertainty that faces executives of a public company with a substantially de-leveraged profile. These agreements provide for certain benefits if a qualifying termination occurs following a change in control of the Company. For the Named Executive Officers, change in control cash severance benefits are provided as multiple of pay, either 1.5 or 3 (CEO) times the officer’s compensation. In addition, the agreements provide for other severance benefits, such as the continuation of medical benefits and outplacement assistance. No excise tax gross-up provisions are contained in the change in control severance arrangements. Many of the agreements have a “modified single-trigger,” which allows the executive to receive these benefits upon his or her voluntary departure during the thirteenth month following a change in control. However, based on the feedback received from and following the 2011 Annual Meeting, the Company has since offered executives hired after that time change in control agreements that have solely a “double-trigger,” which would require that the executive be involuntarily terminated following a change in control in order to receive benefits under the agreement. As a newly hired NEO, only Mr. Welch’s agreement includes the “double-trigger” provision. In addition, the Company has given notice to executives including the CEO that it will not renew existing change in control agreements that contain the “modified single-trigger.”

Upon the involuntary termination of employment by the Company (other than for specified reasons, including disability, availability of other severance benefits, and inappropriate conduct), all officers elected by the Board of Directors are entitled to severance benefits under the 2010 Visteon Executive Severance Plan. Mr. Stebbins may elect to receive similar benefits under his employment agreement in lieu of benefits under the Company’s severance plan. The 2010 Visteon Executive Severance Plan was implemented when the Company emerged from bankruptcy protection in October 2010 as contemplated by the approved plan of reorganization, in recognition of the need to retain key personnel during a period of significant change and uncertainty.

For additional details about the change in control agreements, the severance plan and the estimated value of these potential payouts, see the section “Potential Payments Upon Termination.”

Other Executive Compensation Policies

Stock Awards Granting Policy.  In 2011 the Company granted stock options and stock appreciation rights to its Named Executive Officers and other eligible key employees. The regular annual awards were granted to key employees in March. Stock awards made to executives and key employees at the time they become employees or officers of the Company (such as for Mr. Welch, who joined the Company later in 2011) have a grant date on the later of the date employment commences or the date the Organization and Compensation Committee approves the awards. In all cases, the exercise price of stock options and stock appreciation rights is the average of the high and low trading price on the grant date. Stock price is not a factor in selecting the timing of equity-based awards.

Securities Trading and Anti-Hedging Policy.  The Company maintains a Policy Regarding Purchases and Sales of Company Stock that imposes specific standards on directors and officers of the Company. The policy is intended not only to forbid such persons from trading in Company stock on the basis of inside information, but to avoid even the appearance of improper conduct on the part of such persons. In addition to the specific restrictions set forth in the policy, the policy requires that all transactions in Company stock by such persons and by others in their households be pre-cleared by the General Counsel. The only exception to the pre-clearance requirement is regular, ongoing acquisitions of Company stock resulting from continued participation in employee benefit plans that the Company or its agents may administer. The policy also expressly prohibits directors and officer from engaging in certain hedging transactions involving the Company’s stock.

Pay Clawbacks.  We intend to recoup compensation from Named Executive Officers, or a portion thereof, to the extent required under the Dodd-Frank Act. Once the SEC issues the final rules, we will implement a policy that complies with the rules.

Tax Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the Company’s federal income tax deduction to $1,000,000 per year for compensation to its CEO and certain other highly compensated executive officers. Qualified performance-based compensation for the CEO and certain “covered officers” is not, however, subject to the deduction limit, provided certain requirements of Section 162(m) are satisfied. All awards under the 2010 Incentive Plan made in 2011 were intended to qualify for the performance-based compensation exception under Section 162(m). It is the Committee’s intent to preserve the deductibility of executive compensation to the extent reasonably practicable and consistent with the best interests of the Company and its stockholders.

Statement Regarding Compensation Risk Assessment

The Company believes that its compensation programs, policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following table summarizes the compensation that was earned by, or paid or awarded to, the Named Executive Officers. The “Named Executive Officers” are the Company’s Chief Executive Officer, the Company’s Chief Financial Officer and the three other most highly compensated executive officers serving as such as of December 31, 2011, determined based on the individual’s total compensation for the year ended December 31, 2011 as reported in the table below, other than amounts reported as above-market earnings on deferred compensation and the actuarial increase in pension benefit accruals. The Named Executive Officers also include the Company’s former Chief Financial Officer.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Options Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Donald J. Stebbins	2011	$1,236,000	$—	$—	$4,332,135	$1,826,499	$238,440	$202,667	$7,835,741
Chairman, President and	2010	$1,218,000	$2,250,000	$21,241,019	$—	$2,132,100	$78,865	$77,370	$26,997,354
Chief Executive Officer	2009	$1,070,000	$—	$—	$—	$2,098,125	$113,097	$122,213	$3,403,435
Marin E. Welch III	2011	$126,190	$66,475	$—	$275,891	$83,525	$15,950	$31,740	$599,771
Executive Vice President and Chief Financial Officer (7)
Joy M. Greenway	2011	$494,747	$—	$—	$700,351	$325,000	$279,404	$15,850	$1,815,352
Vice President and	2010	$492,275	$727,500	$4,344,750	$—	$449,595	$197,278	$26,984	$6,238,382
President, Climate Product Group	2009	$433,146	$—	$—	$—	$333,666	$87,058	$15,247	$869,117

Steve Meszaros	2011	$468,650	$53,671	$—	$657,032	$361,329	$484,051	$3,093,604	$5,118,337
Vice President and President, Electronics Product Group
Robert C. Pallash	2011	$416,215	$—	$—	$606,640	$320,902	$73,690	$1,098,931	$2,516,378
Senior Vice President and
President, Global Customer Group(8)
William G. Quigley III	2011	$536,458	$—	$—	$1,504,197	$450,867	$391,480	$726,321	$3,609,323
Former Executive Vice President	2010	$634,375	$1,031,250	$8,689,500	$—	$627,657	$157,945	$30,679	$11,171,406
and Chief Financial Officer (9)	2009	$571,615	$—	$—	$—	$728,678	$87,245	$29,819	$1,417,357

(1)	For 2011, this column is comprised of a discretionary increase to the 2011 annual incentive performance bonus of Mr. Welch and Mr. Meszaros, as further described in the “Compensation Discussion and Analysis,” above.

(2)	No restricted common stock or restricted stock units were awarded to the Named Executive Officers during 2011 or 2009. The amounts shown in this column represent the grant date fair values for restricted common stock and restricted stock unit awards in 2010. The grant date fair values have been determined based on the assumptions and methodologies set forth in Note 14 “Stock-Based Compensation” to the consolidated financial statements included in Item 8 “Financial Statements and Supplementary Data” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (the “2011 10-K”).

(3)	The amounts shown in this column represent the grant date fair values for stock options and stock appreciation rights granted in 2011. The grant date fair values have been determined based on the assumptions and methodologies set forth in Note 14 “Stock-Based Compensation” to the consolidated financial statements included in Item 8 “Financial Statements and Supplementary Data” of the Company’s 2011 Form 10-K. No stock options or stock appreciation rights were granted to the Named Executive Officers during 2010 or 2009.

(4)	For 2011, this column is comprised of the amounts payable to each of the Named Executive Officers under the 2011 annual incentive performance bonus program, as further described in the “Compensation Discussion and Analysis,” above. There were no earnings on non-equity incentive plan compensation earned or paid to the Named Executive Officers in or for 2011.

(5)	This column reflects an estimate of the aggregate change in actuarial present value of each Named Executive Officers’ accumulated benefit under all defined benefit and actuarial pension plans from the measurement dates for such plans used for financial statement purposes. See “Retirement Benefits — Defined Benefit Plans,” below. None of the Named Executive Officers received or earned any above-market or preferential earnings on deferred compensation.

(6)	For 2011, this column includes the following benefits paid to, or on behalf of, the Named Executive Officers:

•	life insurance premiums paid by the Company on behalf of all of the Named Executive Officers other than Mr. Pallash;

•

Company-contributions to the Company’s 401(k) defined contribution plan or other defined benefit arrangement on behalf of Mr. Welch ($750), Mr. Meszaros ($805), Mr. Pallash ($156,360) and Mr. Quigley ($2,314);

•	tax gross-ups and reimbursements on behalf of Mr. Meszaros ($484,121) and Mr. Quigley ($21,388);

•	severance and related payments to Mr. Quigley ($670,778) pursuant to the Company’s 2012 Executive Severance Plan; and

•

perquisites and other personal benefits, which included: (A) the aggregate incremental cost for personal use of corporate aircraft by Mr. Stebbins ($139,108) and Mr. Quigley ($5,996); (B) the cost of personal health and safety protection equipment and services under the Executive Security Program in 2011 for Mr. Stebbins; (C) payments under the executive flexible perquisite account program to Mr. Stebbins ($60,000), Mr. Welch ($25,000), Ms. Greenway ($15,000), Mr. Meszaros ($15,000), Mr. Pallash ($22,070) and Mr. Quigley ($25,000); (D) payments for leased vehicle for Mr. Pallash ($2,052); and (E) the payment or reimbursement of expenses to or on behalf of Mr. Meszaros ($2,593,120) and Mr. Pallash ($918,449) under the Company’s international service employee program, which provides allowances and payments to address the incremental costs of housing, education, cost of living, taxes and other costs associated with international assignments. In 2011 there were significant incremental tax expenses associated with the vesting of equity grants and incentive payments.

We calculate the aggregate incremental cost to the Company of any personal use of the corporate aircraft during the annual cycle from November 2010 through October 2011 based on an average hourly operating cost of the aircraft, which includes the cost of fuel, crew travel expenses, on-board catering, airport landing fees and parking costs, customs charges, communications expenses, post-flight inspections and minor maintenance costs (costs less than $5,000 per action). Because the corporate aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as the crew’s salaries, the purchase or lease costs of the corporate aircraft, hangar rental fees, insurance premiums and major maintenance costs (costs greater than or equal to $5,000 per action).

(7)	Mr. Welch joined Visteon on October 17, 2011.

(8)	Amounts were paid in British pounds and converted into U.S. dollars at an exchange rate of 1.5542 U.S. dollars per GBP.

(9)	Mr. Quigley was separated from Visteon effective as of October 31, 2011.

The following table summarizes all incentive plan awards that were made to the Named Executive Officers during 2011.

Grants of Plan-Based Awards in 2011

	Grant Date				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh.)	Market Price on Grant Date ($/Sh.)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name		Threshold ($)	Target ($)	Maximum ($)
Donald J. Stebbins	3/8/2011	$692,933	$1,421,400	$2,842,800	—	123,107	$74.08	$73.70	$4,332,135
Martin E. Welch III	10/17/2011	$31,688	$65,000	$130,000	—	11,933	$49.45	$48.95	$275,891
Joy M. Greenway	3/8/2011	$146,118	$299,730	$599,460	—	19,902	$74.08	$73.70	$700,351
Steve Meszaros	3/8/2011	$137,080	$281,190	$562,380	—	18,671	$74.08	$73.70	$657,032
Robert C. Pallash	3/8/2011	$121,743	$249,729	$499,458	—	17,239	$74.08	$73.70	$606,640
William G. Quigley III	3/8/2011	$203,988	$418,438	$836,875	—	42,745	$74.08	$73.70	$1,504,197

(1)	Represents the performance-based cash bonus opportunity under the 2011 annual incentive program, as further described in the “Compensation Discussion and Analysis,” above. The amounts actually paid under this program are set forth in the “Non-Equity Incentive Plan Compensation” column of the above “Summary Compensation Table.”

(2)	Represents stock options and stock appreciation rights granted under the 2011 long-term incentive program, as further described in the “Compensation Discussion and Analysis,” above, as well new-hire grants under the 2010 Incentive Plan to Mr. Welch of 11,933 stock options.

(3)	A discussion of assumptions used in calculating grant date fair values in accordance with FASB ASC Topic 718 may be found in Note 14 “Stock-Based Compensation” to the consolidated financial statements included in Item 8 “Financial Statements and Supplementary Data” of the Company’s 2011 Form 10-K. The ultimate value of stock-based awards, if any, will depend on the future value of the common stock and the holder’s investment decisions, neither of which can be accurately predicted.

Visteon Corporation 2010 Incentive Plan

The Visteon Corporation 2010 Incentive Plan permits grants of stock options, stock appreciation rights, restricted stock, restricted stock units and other rights relating to our common stock, as well as performance and time-based cash bonuses. In 2011, the Company implemented a long-term incentive program for the 2011-2013 performance period and a 2011 annual incentive program for eligible employees, including the Named Executive Officers. These programs are discussed further under “Compensation Discussion and Analysis,” above. Except under certain circumstances such as retirement or involuntary termination, an executive must be employed in good standing with the Company at the conclusion of a performance period to be entitled to a bonus payment. The Committee retains discretion under the 2010 Incentive Plan to modify or adjust any award at any time.

The stock options awarded under the 2011-2013 long-term incentive program vest ratably over three years from the date of grant. The stock appreciation rights awarded under the 2011-2013 long-term incentive program vest ratably over three years from the date of grant and are exercisable for a cash payment or common stock of the Company, at the election of the Company. The exercise prices of the stock options and stock appreciation rights are the average of the high and low selling prices of our common stock on the New York Stock Exchange on the date of grant, unless otherwise approved by the Organization and Compensation Committee. Any unexercised stock options or stock appreciation rights will expire after ten years. If a holder of a stock option or stock appreciation right retires, becomes disabled, or dies, his or her stock options and/or stock appreciation rights continue to be exercisable up to the normal expiration date. See “Potential Payments Upon Termination or Change-in-Control,” below. The stock options and stock appreciation rights are subject to certain conditions, including not engaging in competitive activity, and generally cannot be transferred.

Employment Agreement with Mr. Stebbins

Mr. Stebbins and the Company entered into an employment agreement effective as of October 1, 2010. Under the terms of the employment agreement, Mr. Stebbins continues to serve as the Chief Executive Officer and Chairman of the Board of the Company. The employment agreement also provides for his initial annual base salary of $1,236,000. Mr. Stebbins is eligible to participate in the Company’s annual incentive plan, as in effect from time to time. Mr. Stebbins annual incentive opportunity will have a target amount of 115% of his base salary based upon the attainment of one or more pre-established performance goals established by the Board. Mr. Stebbins is eligible to participate in the Company’s long-term incentive program, as in effect from time to time. Mr. Stebbins long-term incentive opportunity will have a target amount of 375% of his base salary based upon the attainment of one or more pre-established performance goals established by the Board.

Upon Mr. Stebbins’s involuntary termination without Cause (as defined in the employment agreement) or any termination for Good Reason (as defined in the Employment Agreement), Mr. Stebbins’s severance benefits under the employment agreement will generally include: (i) the accrued benefits, the prior bonuses and the pro rata bonuses; (ii) a lump-sum cash amount equal to Mr. Stebbins’s base salary rate in effect on the date of termination, plus any unpaid portion of the Prerequisite Payment (as defined in the Employment Agreement) payable on termination; and (iii) continuation of certain benefit programs and outplacement assistance. The employment agreement contains various covenants prohibiting Mr. Stebbins’s disclosure of confidential information, solicitation of customers and employees, and engaging in competitive activity.

Employment Agreements with Mr. Pallash

Mr. Pallash and Visteon Engineering Services Ltd. entered into an employment agreement effective as of December 12, 2011. Under the terms of the employment agreement, Mr. Pallash continues to serve as Senior Vice President, Global Customer Group. The agreement also provides, among other things, for the continuation of his current annual base salary of GBP 267,800. Mr. Pallash is eligible to participate in the Company’s annual incentive plan, as in effect from time to time. Mr. Pallash annual incentive opportunity will have a target amount of 60% of his base salary. Mr. Pallash also is eligible to participate in the Company’s long-term incentive program, as in effect from time to time. Mr. Pallash’s long-term incentive opportunity will have a target amount of 150% of his base salary. The agreement also indicates the Mr. Pallash continues to be eligible to participate in the VES Pension Plan, VES Limited Savings Plan and the flexible perks program. Mr. Pallash also is entitled to various allowances, including living costs, hardship and automobile allowances, in connection with his temporary overseas assignment to Visteon Asia Pacific, Inc. As a result of such overseas assignment, Mr. Pallash and Visteon Asia Pacific, Inc. have entered into an employment agreement effective as of December 12, 2011. This agreement provides for Mr. Pallash’s employment as the Managing Director and Chairman of the Board of Visteon Asia Pacific, Inc. for a term of two years beginning on January 1, 2011. Visteon Asia Pacific, Inc. has agreed to provide Mr. Pallash with his salary and certain benefits and allowances during the term of his overseas assignment.

The following table sets forth information on outstanding stock option, stock appreciation right, stock units and stock awards held by the Named Executive Officers at December 31, 2011, including the number of shares underlying both exercisable and unexercisable portions of each stock option or stock appreciation right as well as the exercise price and expiration date of each outstanding option and right. Outstanding equity awards at December 31, 2011 are as follows.

Outstanding Equity Awards at 2011 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Donald J. Stebbins	—	123,107	—	$74.08	3/7/2021	244,445	(3)	$12,207,583	—	—
Martin E. Welch III	—	11,933	—	$49.45	10/16/2021	—		—	—	—
Joy M. Greenway	—	19,902	—	$74.08	3/7/2021	50,000	(4)	$2,497,000	—	—
Steve Meszaros	—	18,671	—	$74.08	3/7/2021	50,000	(4)	$2,497,000	—	—
Robert C. Pallash	—	17,239	—	$74.08	3/7/2021	50,000	(5)	$2,497,000	—	—
William G. Quigley III	—	—	—	—	—	—		—	—	—

(1)	Stock options and stock appreciation rights that vest in one-third increments annually, except for the stock options held by Mr. Welch, which half vest six-months after the grant date and the remainder vest twelve months after the grant date.

(2)	The market value of unvested restricted stock and units was determined using a per share price of $49.94, the closing price of our common stock as reported on The New York Stock Exchange as of December 30, 2011.

(3)	122,222 shares of restricted common stock that vest on October 1, 2012; and 122,223 shares of restricted common stock that vest on October 1, 2013.

(4)	25,000 shares of restricted common stock that vest on October 1, 2012; and 25,000 shares of restricted common stock that vest on October 1, 2013.

(5)	25,000 restricted stock units that vest on October 1, 2012; and 25,000 restricted stock units that vest on October 1, 2013.

The following table sets forth information regarding the vesting of restricted stock and/or restricted stock units during 2011 for each of the Named Executive Officers on an aggregated basis. No stock options or stock appreciation rights were exercised during 2011.

Option Exercises and Stock Vested in 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Donald J. Stebbins	—	$—	61,111	$2,627,773
Martin E. Welch III	—	$—	—	—
Joy M. Greenway	—	$—	12,500	$537,500
Steve Meszaros	—	$—	12,500	$537,500
Robert C. Pallash	—	$—	12,500	$537,500
William G. Quigley III	—	$—	125,000	$6,637,000

(1)	These values were determined by using the closing prices of our common stock on The New York Stock Exchange on such vesting dates, without regard to cash or shares withheld for income tax purposes.

Retirement Benefits

Defined Benefit Plans

The following table sets forth the actuarial present value of each Named Executive Officer’s accumulated benefit under each defined benefit plan, assuming benefits are paid at normal retirement age based on current levels of compensation. The table also shows the number of years of credited service under each such plan, computed as of the same pension plan measurement date used in the Company’s audited financial statements for the year ended December 31, 2011. The table also reports any pension benefits paid to each Named Executive Officer during the year.

Pension Benefits for 2011

Name	Plan Name	Number of Years of Credited Service (#)		Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Donald J. Stebbins	Visteon Pension Plan	6.60		$75,703	$—
	Pension Parity Plan	6.60		$289,038	$—
	Supplemental Executive Retirement Plan	13.20	(3)	$1,253,178	$—

Martin E. Welch III(2)	Visteon Pension Plan	0.20		$6,302	$—
	Pension Parity Plan	0.20		$—	$—
	Supplemental Executive Retirement Plan	0.20		$9,648	$—

Joy M. Greenway	Visteon Pension Plan	11.60		$232,732	$—
	Pension Parity Plan	11.60		$215,798	$—
	Supplemental Executive Retirement Plan	11.60		$372,299	$—

Steve Meszaros	Visteon Pension Plan	25.30		$527,643	$—
	Pension Parity Plan	25.30		$443,122	$—
	Supplemental Executive Retirement Plan	25.30		$568,458	$—

Robert C. Pallash	Visteon Engineering Services Pension Plan	7.10		$990,203	$—

William G. Quigley III	Visteon Pension Plan	6.80		$78,621	$—
	Pension Parity Plan	6.80		$101,728	$—
	Supplemental Executive Retirement Plan	11.80	(3)	$778,736	$—

(1)	The present value of the accumulated benefits was determined using the discount rate, mortality assumptions, interest crediting rate and measurement date (December 31, 2011) used by the Company for financial reporting purposes as further described in Note 13 “Employee Retirement Benefits” to the consolidated financial statements included in Item 8 “Financial Statements and Supplementary Data” of the Company’s 2011 Form 10-K. The benefits were assumed to be payable at normal retirement ages or such earlier ages at which the executives could commence an unreduced retirement benefit.

(2)	Mr. Welch was not vested in his accrued benefits under the Visteon Pension Plan, the Pension Parity Plan or the Supplemental Executive Retirement Plan as of December 31, 2011.

(3)	Messrs. Stebbins and Quigley receive two years of service credit for each year of actual service under the Supplemental Executive Retirement Plan. Mr. Quigley’s credit applied for the first five years of his employment.

Participants in the domestic auto industry have traditionally provided their salaried and hourly employees comprehensive retirement benefits, including pensions and retiree medical coverage. The Company currently provides pension benefits to most of its U.S. salaried retirees pursuant to the Visteon Corporation Pension Plan (the “Qualified Pension Plan”), a defined benefit plan qualified under Section 401(a) of the Internal Revenue Code (the “Code”). Visteon also currently provides additional pension benefits to its U.S. executives under the following nonqualified supplemental pension arrangements: the 2010 Supplemental Executive Retirement Plan (“SERP”); and the 2010 Pension Parity Plan (“Pension Parity Plan”). Visteon terminated its previous supplemental executive retirement and the pension parity plans prior to the Effective Date. Compensation and service under the Visteon Pension Plan and Pension Parity Plan were frozen as of December 31, 2011.

In order to reduce the costs of these benefits to permit the Company to compete on a global basis, Visteon has made a number of modifications to its retirement programs over the past six years. As a result, participation in these plans, and certain features of the plans, depend on when each executive was hired by the Company. In addition to its U.S. plans, several of the Company’s foreign subsidiaries provide pension benefits. The provision, structure and level of these benefits are based on both the market practice in individual countries as well as the cost of providing benefits. Despite the differences in the level and structure of the retirement benefits, most of the plans are related to an employee’s salary and service. In some countries, Visteon’s plans require that participants contribute to the plan in order to participate.

U.S. Executives Hired Before January 1, 2002 — Ms. Greenway and Mr. Meszaros

Qualified Pension Plan

The non-contributory feature of the Qualified Pension Plan provides a monthly benefit, payable in the form of a life annuity, equal to a flat rate (fixed dollar rate) times years of employment prior to July 1, 2006. The highest flat rate in effect on June 30, 2006 was $47.45. Prior to July 1, 2006, following three months of employment, a participant could elect to be covered by the contributory feature of the plan and receive a contributory benefit in lieu of the non-contributory benefit. The contributory benefit, payable in the form of a life annuity, is equal to 1.5% of Final Average Monthly Salary times years of employment (prior to January 1, 2012) while a contributory participant plus 0.4% of Final Average Monthly Salary in excess of the Social Security Breakpoint times years of employment (prior to January 1, 2012, not to exceed 35 years) while a contributory participant. Final Average Monthly Salary is the highest average monthly salary paid as of any five consecutive December 31 dates during the last 120 consecutive months prior to January 1, 2012 that an employee contributes. The Social Security Breakpoint is equal to 150% of the average of the Social Security Wage Base for the 35 year period ending with the calendar year in which occurs the 120 month period mentioned above. Normal retirement is age 65 and portions of early retirement benefits are available at age 62 unreduced for age. Early retirement benefits are available as early as age 55 with 10 years of service or at any age with 30 years of service with portions reduced from age 62. If the employee was contributing to the plan as of June 30, 2006, future December 31 base pay amounts continue to be recognized for purposes of determining the Final Average Monthly Salary under the traditional structure through December 31, 2011. Effective July 1, 2006, salaried employees accrue monthly cash balance benefits under the pension plan. The Cash Balance benefit is based on a hypothetical account which grows with 4% pay credits through December 31, 2011 and interest credits based on the 30-year Treasury bond rate. At retirement, this account balance is converted into a monthly benefit payable in the form of a life annuity. The monthly benefit payable from the cash balance feature is reduced for early commencement if payment begins before age 65.

Nonqualified Pension Plans

Since the Qualified Pension Plan is a qualified plan, it is subject to the rules of the Code. The Code limits the amount of benefits that may be paid by a qualified plan and it limits the amount of salary that may be recognized in computing plan benefits. For 2011, the maximum benefit accrual is $195,000 and the maximum annual salary the plan may recognize is $245,000. The Pension Parity Plan, an unfunded, nonqualified pension plan, restores any benefits lost due to the limitations on benefits and compensation imposed by the Code. The changes to the Qualified Pension Plan that took effect on July 1, 2006 and December 31, 2011 also apply to the Pension Parity Plan.

For eligible executives hired prior to January 1, 2002, the SERP, a nonqualified, unfunded pension benefit, provides an additional monthly benefit, calculated in the form of a life annuity, equal to the participant’s Final Average Monthly Salary (without regard to the Code compensation limit) times years of employment times a percentage determined by job classification at retirement. The percentages range between 0.20% and 0.90%. Credited service earned under the SERP ceased to accrue as of June 30, 2006. Effective July 1, 2006 through December 31, 2011, eligible executives accrued SERP benefits under a formula used for eligible executives hired on or after January 1, 2002, as described below.

The Pension Parity Plan and the SERP provide for automatic payment in the form of a single lump sum distribution for benefits commencing on and after January 1, 2007. The actual conversion factors used to determine the single lump sum distribution are the same as those used to value the Company’s pension obligations in the Company’s audited financial statements.

U.S. Executives Hired on or After January 1, 2002 — Messrs. Stebbins, Quigley and Welch

Qualified Pension Plan

Salaried employees hired on or after January 1, 2002 and prior to January 1, 2012 participate in the BalancePlus Program, a feature of the Qualified Pension Plan. The monthly benefit payable from the BalancePlus Program is based on the greater of the Cash Balance benefit or the Pension Equity benefit attributable to service prior to July 1, 2006, and a Cash Balance benefit for service thereafter through December 31, 2011. The Cash Balance benefit is based on a hypothetical account which grows with 4% pay credits and interest credits based on the 30-year Treasury bond rate. The Pension Equity benefit is based on a hypothetical account at age 65 equal to 12.5% of Final Average Monthly Salary times credited service. At retirement, these account balances are converted into a monthly benefit payable in the form of a life annuity. Credited service earned under the Pension Equity feature of the plan ceased to accrue as of June 30, 2006, although changes in base pay continued to be recognized for purposes of determining the Final Average Monthly Salary through December 31, 2011. The monthly benefit payable from the BalancePlus Program is reduced for early commencement if payment begins before age 65.

Nonqualified Pension Plans

The Pension Parity Plan restores any benefits lost due to the limitations on benefits and compensation imposed by the Code, as described further above. Eligible executives hired on or after January 1, 2002 and prior to January 1,2012 participate in the “BalancePlus SERP” feature of the SERP. The BalancePlus SERP provides an additional monthly benefit based upon a hypothetical account balance that is in excess of the amount calculated under the Qualified Pension Plan BalancePlus Program and the Pension Parity Plan. The account balance from the BalancePlus SERP before offset is calculated under the formulas in the BalancePlus Program with the following modifications: 1) Annual Salary is calculated without regard to the Code compensation limit; 2) Final Average Monthly Salary is increased by the average of the three highest consecutive Annual Incentive amounts; and 3) a 15% benefit multiplier is used under the Pension Equity formula in lieu of the 12.5% benefit multiplier. The Pension Equity account under the BalancePlus SERP has its own early retirement reduction factors, which are applied at early retirement before offsetting the amount calculated under the BalancePlus Program and the Pension Parity Plan. Unlike the Qualified and Pension Parity Plans, the service under the Pension Equity formula was not frozen in 2006, but continued to be recognized through December 31, 2011. Messrs. Stebbins and Quigley will receive additional retirement benefits from the SERP determined by crediting an additional year of service for each year of service (up to a maximum of five additional years in the case of Mr. Quigley) credited under the terms of the Qualified Pension Plan. In addition, a $1,200,000 opening balance was credited to Mr. Stebbins’ BalancePlus SERP account. Effective January 1, 2012, the Company adopted a new Savings Parity Plan (“SPP”) that restores company matching contributions under the Visteon Investment Plan (described below) lost due to Code limitations, and amended the SERP to provide benefits through a defined contribution approach: eligible employees will receive credits equal to 6% of base compensation and annual incentive. Both the SPP and the amended SERP account balances will be increased or reduced to reflect earnings and losses on hypothetical investments designated by the employee.

As stated above, the Pension Parity Plan, SPP and SERP provide for automatic payment in the form of a single lump sum distribution for benefits commencing on and after January 1, 2007. The actuarial conversion factors used to determine the single lump distribution are the same as those used to value the Company’s pension obligations in the audited financial statements.

Executive Retiree Health Care Program

The Company will provide an executive retiree health care benefit upon retirement from the Company for designated executives. Pursuant to the program, such executives, after completing five years of service with the Company will be entitled to retiree health care benefits that are similar to those available to the Company’s employees who are eligible for postretirement benefits under the Visteon Retiree Health & Welfare Program. Of the Named Executive Officers, Mr. Stebbins is eligible for this program.

Defined Contribution Plan

The Named Executive Officers, as well as most U.S. salaried employees, are also entitled to participate in the Visteon Investment Plan, Visteon’s 401(k) investment and savings plan. The amounts that may be deferred are limited by the Code. From April 1, 2011, the Company matched employee contributions of up to 6% of pay at a rate of 25% of the employee’s eligible contributions. The match has been increased to a rate of 100% effective as of January 1, 2012. Amounts deferred for each Named Executive Officer are reflected in the “Salary” column of the above “Summary Compensation Table.”

Visteon Engineering Services Pension Plan — Mr. Pallash

The Visteon Engineering Services Pension Plan (the “VES Pension Plan”) was established in 2007 for employees of Visteon Engineering Services Limited (“VES”) whose benefits transferred from another U.K. pension plan. The VES Pension Plan provides a monthly retirement benefit from date of retirement equal to 1/60 of the participant’s final pensionable salary (the 12 months prior to March 31st in the year prior to retirement) times years of pensionable service. Pensionable service was frozen at the point each individual employee opted out of the other U.K. pension plan. The participant has the option to surrender a portion of the monthly retirement benefit in exchange for a tax-free cash lump sum payment at retirement. The normal retirement age is 65, however, under UK law, participants may retire after age 55 upon VES consent. The monthly retirement benefit is reduced by 6% per annum for retirement prior to age 60.

The VES Pension Plan provides for increases based on the Consumer Price Index to be made on all pensions in respect of service after April 6, 1997 and to certain pensions in respect of service prior to April 6, 1997. There is also an overriding guarantee linked to RPI and the member’s service. VES reviews pensions from time to time and may grant increases on a discretionary basis.

VES also contributes an amount equal to 5% of Mr. Pallash’s base salary to an individual trust based defined contribution plan.

Potential Payments Upon Termination

Set forth below are estimated payments and benefits that would be provided to the Named Executive Officers upon their termination of employment under specified circumstances assuming that the relevant triggering event occurred at December 31, 2011. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would only be known at the time that they become eligible for payment and would only be payable if any of the triggering events were to occur. Accrued amounts (other than the accelerated vesting of retirement benefits noted below) under the Company’s pension and defined contribution plans are not included in this table.

Named Executive Officer(1)	Involuntary Termination (w/o cause or for Good Reason)	Change in Control	Qualifying Termination after Change in Control
Donald J. Stebbins
Benefit:
• Severance Payments	$1,236,000	N/A	$7,972,000
• Accelerated Bonus	N/A	$—	$—
• Accelerated Stock Option/SAR Vesting(2)	N/A	$—	$—
• Accelerated Restricted Stock/RSU Vesting	$12,208,000	$12,208,000	$12,208,000
• Continuation of Perquisites and Allowances	$—	N/A	$—
• Accelerated Retirement Benefits Vesting	N/A	N/A	$—
• Continuation of Health & Welfare Benefits(3)	$16,000	N/A	$57,000
• Outplacement Services(4)	$5,000	N/A	$664,000
• Tax Gross-Up	N/A	N/A	N/A

Totals	$13,465,000	$12,208,000	$20,901,000

Named Executive Officer(1)	Involuntary Termination (w/o cause or for Good Reason)	Change in Control	Qualifying Termination after Change in Control
Martin E. Welch III
Benefit:
• Severance Payments	$600,000	N/A	$1,485,000
• Accelerated Bonus	N/A	$—	$—
• Accelerated Stock Option/SAR Vesting(2)	N/A	$6,000	$6,000
• Accelerated Restricted Stock/RSU Vesting	$—	$—	$—
• Continuation of Perquisites and Allowances	$—	N/A	$—
• Accelerated Retirement Benefits Vesting	N/A	N/A	$12,000
• Continuation of Health & Welfare Benefits(3)	$16,000	N/A	$29,000
• Outplacement Services(4)	$5,000	N/A	$248,000
• Tax Gross-Up	N/A	N/A	N/A

Totals	$621,000	$6,000	$1,780,000

Joy M. Greenway
Benefit:
• Severance Payments	$500,000	N/A	$1,199,000
• Accelerated Bonus	N/A	$—	$—
• Accelerated Stock Option/SAR Vesting(2)	N/A	$—	$—
• Accelerated Restricted Stock/RSU Vesting	$2,497,000	$2,497,000	$2,497,000
• Continuation of Perquisites and Allowances	$—	N/A	$—
• Accelerated Retirement Benefits Vesting	N/A	N/A	$—
• Continuation of Health & Welfare Benefits(3)	$16,000	N/A	$26,000
• Outplacement Services(4)	$5,000	N/A	$200,000
• Tax Gross-Up	N/A	N/A	N/A

Totals	$3,018,000	$2,497,000	$3,922,000

Steve Meszaros
Benefit:
• Severance Payments	$469,000	N/A	$1,125,000
• Accelerated Bonus	N/A	$—	$—
• Accelerated Stock Option/SAR Vesting(2)	N/A	$—	$—
• Accelerated Restricted Stock/RSU Vesting	$2,497,000	$2,497,000	$2,497,000
• Continuation of Perquisites and Allowances	$—	N/A	$—
• Accelerated Retirement Benefits Vesting	N/A	N/A	$—
• Continuation of Health & Welfare Benefits(3)	$19,000	N/A	$28,000
• Outplacement Services(4)	$5,000	N/A	$187,000
• Tax Gross-Up	N/A	N/A	N/A

Totals	$2,990,000	$2,497,000	$3,837,000

Robert C. Pallash
Benefit:
• Severance Payments	$416,000	N/A	$999,000
• Accelerated Bonus	N/A	$—	$—
• Accelerated Stock Option/SAR Vesting(2)	N/A	$—	$—
• Accelerated Restricted Stock/RSU Vesting	$2,497,000	$2,497,000	$2,497,000
• Continuation of Perquisites and Allowances	$—	N/A	$—
• Accelerated Retirement Benefits Vesting	N/A	N/A	$—
• Continuation of Health & Welfare Benefits(3)	$8,000	N/A	$16,000
• Outplacement Services(4)	$5,000	N/A	$166,000
• Tax Gross-Up	N/A	N/A	N/A

Totals	$2,926,000	$2,497,000	$3,678,000

(1)	Mr. Quigley is not included in the above tables because his service as an executive officer terminated effective as October 31, 2011 in accordance with the 2010 Visteon Executive Severance Plan.

(2)	Unvested stock options and stock appreciation rights would be accelerated in the event of a change of control, however, the exercise price of such stock options and stock appreciation rights exceeded the market price of Visteon common stock as of December 31, 2011, except for stock options held by Mr. Welch.

(3)	The estimated cost of continuing health and welfare benefits is based on current insurance premiums.

(4)	The amount of reimbursed services was assumed to be the maximum amount allowable under change in control agreements and the severance plan, described further below. The amounts to be reimbursed will be only for those expenses actually incurred by the executive, and may be significantly less than the amount presented in the table.

Potential Payments Upon Change in Control

The 2010 Incentive Plan provides for accelerated vesting or payout of equity and incentive awards upon a change in control, even if the executive does not terminate employment. The benefits include:

•

any awards under the plan that relate to performance periods that have been completed as of the date of the change in control, but that have not yet been paid, are paid in accordance with the terms of such awards;

•

any awards under the plan that relate to performance periods that have not been completed as of the date of the change in control, and that are not then vested, become fully vested if vesting is based solely upon the length of the employment relationship as opposed to the satisfaction of one or more performance goals; and

•

any other awards that relate to performance periods that have not been completed as of the date of the change in control, and that are not then vested, will be treated as vested and earned pro rata, as if the performance goals at target levels are attained as of the effective date of the change in control (based on the number of full months that have elapsed from the beginning of the performance period to the date of the change in control compared to the total number of months in the original performance period).

The accelerated vesting applies to all awards made under the 2010 Incentive Plan for all participating employees and is designed to retain and motivate employees during the uncertain process that precedes a change in control transaction. Under the 2010 Incentive Plan, a “change in control” will be deemed to have occurred as of the first day any one or more of the following is satisfied:

(A) any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 40% or more of the combined voting power of the Company’s then outstanding securities;

(B) within any twelve (12) month period, the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the effective date of the 2010 Incentive Plan, constitute the Board of Directors of the Company and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

(C) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which results in the directors of the Company immediately prior to such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 40% or more of the combined voting power of the Company’s then outstanding securities;

(D) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of more than 50% of the Company’s assets, other than a sale or disposition by the Company of more than 50% of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; or

(E) any other event that the Board, in its sole discretion, determines to be a change in control.

However, a “change in control” will not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

Change in Control followed by Qualifying Termination

The Company has entered into change in control agreements with all of its executives, including the Named Executive Officers. These agreements provide for certain benefits if a qualifying termination occurs following a change in control of the Company. For the Named Executive Officers, a qualifying termination includes a termination of the executive’s employment without cause or a resignation for good reason, in each case, within two years after the change in control, and, except for Mr. Welch, a resignation, with or without good reason, during the 30-day period at the end of the first year after a change in control. The Company has given notice to its executives, including Mr. Stebbins, that it will not renew the existing change in control agreements that contain the “modified single-trigger.”

In addition to the benefits described above under “Change in Control,” the Named Executive Officers are entitled to the following benefits pursuant to the change in control agreements:

•

the payment of any unpaid salary or incentive compensation, together with all other compensation and benefits payable to the executive under the terms of the Company’s compensation and benefits plans, earned through the date of termination;

•	a severance payment in the amount of one and a half times (other than Mr. Stebbins, which is three times) base salary plus the executive’s target annual bonus;

•	all unvested options and time-based restricted stock, or similar grants, will vest and become immediately exercisable,

•

all contingent incentive compensation awards under the 2010 Incentive Plan (or other plans) for periods that have not been completed become payable immediately on a pro-rated basis assuming the achievement at target levels (or the then projected actual final level if such value would be higher than the target) of any individual or corporate performance goals;

•

reimbursement for the cost of outplacement services for up to two years (other than Mr. Stebbins, which is up to three years) following termination, not to exceed 25% of the executives annual base salary plus his or her target annul bonus;

•	the aggregate account balances of the executive under any nonqualified account balance plan will be distributed as a lump sum payout;

•

the benefits then accrued by or payable to the executive under the SERP and the Pension Parity Plan, or any other nonqualified plan providing supplemental retirement or deferred compensation benefits, become fully vested;

•	the right to continue to use a company car, if any; and

•	the continuation for eighteen months (other than Mr. Stebbins, which is 36 months) following termination of life, accident and health insurance benefits for the executive and his or her dependents.

Change in control payments for the Named Executive Officers are not grossed up for the payment of any section 4999 excise taxes. However, the executive may choose to have his or her total payments under the agreement reduced so that no portion of the total payments will be subject to section 4999 excise taxes.

“Good Reason” under the agreements includes the following:

•	a negative material change is made in the executive’s duties and responsibilities;

•	the executive’s compensation or benefits are decreased and such decrease is unrelated to company performance;

•	the executive is required to materially relocate his or her residence or principal office location against his or her will; or

•	the executive is not offered a comparable position with the successor entity.

The definition of “change of control” under the change in control agreements is substantially the same as described above under “Change in Control.” Each executive agrees to comply with confidentiality and non-competition covenants during the term of the agreement and for a period thereafter. In addition, in the event of a potential change of control, as defined therein, each executive agrees not to voluntarily terminate his or her employment, except for retirement or good reason, until the earlier of six months after such potential change of control or the occurrence of a change in control.

Voluntary Termination (Without “Good Reason” or for “Cause”)

An executive who voluntarily resigns without good reason or whose employment is terminated by the Company for cause (each as defined in the Change in Control Agreements, Terms and Conditions of Initial Stock Grants and the individual employment agreement applicable to Mr. Stebbins) will be entitled to receive unpaid salary and benefits, if any, he has accrued through the effective date of his termination, and the executive will forfeit the restricted stock awards issued on October 1, 2010 (the “Emergence RSAs”).

Involuntary Termination (Without “Cause” or for “Good Reason”)

Upon the involuntary termination of employment by the Company (other than for specified reasons, including disability, availability of other severance benefits, and inappropriate conduct), all officers elected by the Board of Directors are entitled to severance benefits under the 2010 Visteon Executive Severance Plan. These severance benefits include a cash payment equal to one year of base salary, the reimbursement of medical coverage premiums under COBRA for one year following termination, the payment of the remaining value of his or her flexible perquisites account, and the provision of outplacement services for up to six months. However, if the eligible executive does not execute an acceptable release and waiver of claims, such executive will only be entitled to a cash payment equal to four weeks of base salary. The severance plan permits executives to receive both the severance benefits under the plan and, if eligible, the retirement benefits described above. Mr. Stebbins may elect to receive similar benefits under his employment agreement in lieu of benefits under the Company’s severance plan.

The 2010 Incentive Plan does not accelerate any of the outstanding awards held by executives who are involuntarily terminated. However, pursuant to the Terms and Conditions of Initial Stock Grants applicable to the Emergence RSAs, all unvested Emergence RSAs held by a Named Executive Officer will accelerate and vest in the event of an involuntary termination without cause or a voluntary termination for good reason (each as defined in the Terms and Conditions of Initial Stock Grants). In addition, the Company has generally paid, if and when due under the applicable terms of the award, a pro-rated portion of any cash bonus award made pursuant to the 2010 Incentive Plan.

In addition to the benefits referred to above, in the event of an involuntary termination without cause or a voluntary termination for good reason, Mr. Stebbins’ employment agreement provides that he shall also be entitled to the payment of bonus and other long-term incentive awards in respect of performance periods that are not completed as of the date of termination on a prorated basis, to the extent otherwise payable under the terms of such awards.

Mr. Quigley was separated from the Company as of October 31, 2011, which was treated as an “involuntary termination” under the 2010 Visteon Executive Severance Plan and the Terms and Conditions of Initial Stock Grants applicable to the Emergence RSAs. Please see the column “All Other Compensation” in the “Summary Compensation Table,” above.

Termination Upon Retirement, Death or Disability

Following termination of executive’s employment for disability, the executive will receive all compensation payable under the Company’s disability and medical plans and insurance policies, which are available generally to the Company’s salaried employees.

Upon retirement or disability, each Named Executive Officer’s outstanding Emergence RSAs will continue to vest in accordance with their original terms. In the event of a termination by reason of death, each Named Executive Officer’s outstanding Emergence RSAs will accelerate and vest.

In addition to the benefits referred to above, in the event of a termination by reason of death or disability, Mr. Stebbins’ employment agreement provides that he shall also be entitled to the payment of bonus and other long-term incentive awards in respect of performance periods that are not completed as of the date of termination on a prorated basis, to the extent otherwise payable under the terms of such awards.

In addition to the payments and benefits described above, the Organization and Compensation Committee of the Board may authorize additional payments when it separates a Named Executive Officer. The Company might agree to make the payments it deems necessary to negotiate a definitive termination agreement with the terms, such as a general release of claims, nondisparagement, cooperation with litigation, noncompetition and nonsolicitation agreements, as determined by the Company.

The following table summarizes information as of December 31, 2011 relating to Visteon’s equity compensation plans pursuant to which grants of stock options, stock appreciation rights, stock rights, restricted stock, restricted stock units and other rights to acquire shares of its common stock may be made from time to time.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a))(c)(2)
Equity compensation plans approved by security holders(3)	731,359	$72.58	3,588,533
Equity compensation plans not approved by security holders	—	—	—

Total	731,359	$72.58	3,588,533

(1)	Comprised of stock options, stock appreciation rights, which may be settled in stock or cash at the election of the Company, and outstanding restricted stock units, which may be settled in stock or cash at the election of the Company without further payment by the holder, granted pursuant to the Visteon Corporation 2010 Incentive Plan. Excludes 656,792 unvested shares of restricted common stock issued pursuant to the Visteon Corporation 2010 Incentive Plan. The weighted-average exercise price of outstanding options, warrants and rights does not take into account restricted stock units that will be settled without any further payment by the holder.

(2)	Excludes an indefinite number of stock units that may be awarded under the Visteon Corporation Non-Employee Director Stock Unit Plan, which units may be settled in cash or shares of the Company’s common stock. Such plan provides for an annual, automatic grant of stock units worth $95,000 to each non-employee director of the Company. There is no maximum number of securities that may be issued under this Plan, however, the Plan will terminate on December 15, 2020 unless earlier terminated by the Board of Directors.

(3)	The Visteon Corporation 2010 Incentive Plan was approved as part the Company’s plan of reorganization, which is deemed to be approved by security holders.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors. Visteon management has the primary responsibility for the company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America. The independent registered public accounting firm also expresses an opinion, based on an audit, on the effectiveness of Visteon’s internal control over financial reporting. The Audit Committee oversees and monitors these processes and reports to the Board of Directors on its findings. During 2011, the Audit Committee held ten meetings.

Auditor Independence

During the year, the Audit Committee met and held discussions with Visteon management and PricewaterhouseCoopers LLP, the independent registered public accounting firm. The Audit Committee reviewed and discussed with Visteon management and PricewaterhouseCoopers LLP the audited financial statements contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2011, as well as the company’s internal control over financial reporting. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed under the Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended.

PricewaterhouseCoopers LLP submitted to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with PricewaterhouseCoopers LLP the firm’s independence and considered whether the provision of non-audit services by PricewaterhouseCoopers LLP to the company is compatible with maintaining the independence of PricewaterhouseCoopers LLP. The Audit Committee concluded that the independence of PricewaterhouseCoopers LLP from Visteon and management is not compromised by the provision of such non-audit services.

Based on these reviews and discussion, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2011, and filed with the SEC.

Audit Committee Duncan H. Cocroft (Chairman) Philippe Guillemot Herbert L. Henkel Timothy D. Leuliette

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Visteon filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Visteon specifically incorporates this Audit Committee Report by reference into any such filing.

AUDIT FEES

The Audit Committee selects, subject to stockholder ratification, our independent registered public accounting firm for each fiscal year. During the year ended December 31, 2011, PricewaterhouseCoopers LLP was employed principally to perform the annual audit of the company’s consolidated financial statements and internal control over financial reporting and to provide other services. Fees paid to PricewaterhouseCoopers LLP for each of the past two years are listed in the following table:

Year Ended December 31	Audit Services Fees	Audit Related Fees	Tax Fees	All Other Fees
2011	$6,407,000	$129,000	$736,000	$—
2010	$11,271,000	$56,000	$400,000	$—

Audit services fees include fees for services performed to comply with Sarbanes-Oxley Section 404 and Generally Accepted Auditing Standards (“GAAS”) as adopted by the Public Company Accounting Oversight Board and approved by the SEC, including the recurring audit of the company’s consolidated financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as procedures related to the audit of income tax provisions and related reserves, and consents, assistance, and review of documents filed with the SEC.

Audit-related fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the company’s financial statements. This category includes fees related to assistance in financial due diligence related to mergers and acquisitions, consultations regarding Generally Accepted Accounting Principles (“GAAP”), reviews and evaluations of the impact of new regulatory pronouncements, and audit services performed related to benefit/pension plans.

Tax fees primarily include fees associated with tax compliance.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted procedures for its annual review and pre-approval of all audit and permitted non-audit services provided by the independent registered public accounting firm. These procedures include reviewing and approving a budget for audit and permitted non-audit services by category. The Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the company’s business, people, culture, accounting systems, risk profile, and whether the services enhance the company’s ability to manage or control risks and improve audit quality. The Audit Committee will, as necessary, consider and, if appropriate, approve the provision of additional audit and non-audit services by its independent registered public accounting firm that are not encompassed by the Audit Committee’s annual pre-approval and not prohibited by law. The Audit Committee has delegated to the Chairman of the Audit Committee the approval authority, on a case-by-case basis, for services outside of or in excess of the Audit Committee’s aggregate pre-approved levels and not prohibited by law. In order to monitor services rendered and actual fees paid and commitments to be paid to the independent registered public accounting firm, the Chairman, or designee, shall report any such decisions to the Audit Committee at its next regular meeting. The percentage of non-audit services provided by the Company’s independent registered public accounting firm pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X during 2011 was less than one percent.

ITEM 2. APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The next proposal on the agenda for the Annual Meeting will be ratifying the appointment of Ernst & Young LLP by the Audit Committee as the Company’s independent registered public accounting firm for fiscal year 2012. PricewaterhouseCoopers LLP (“PwC) served in such capacity for fiscal year 2011 and prior years. However, effective upon the filing of the 2011 10-K on February 27, 2012, PwC was dismissed as the Company’s independent registered public accounting firm.

The reports of PwC for the twelve-months ended December 31, 2011, the three-months ended December 31, 2010 and the nine-months ended October 1, 2010 did not contain an adverse opinion or disclaimer of opinion nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles except that PwC’s reports for the three months ended December 31, 2010 and the nine-months ended October 1, 2010 included an explanatory paragraph describing the Company’s voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code filed on May 28, 2009 and its subsequent emergence from bankruptcy on October 1, 2010, the date on which the Company adopted fresh-start accounting and became a new entity for financial reporting purposes.

In connection with the audits of the Company’s financial statements for the twelve-months ended December 31, 2011, the three-months ended December 31, 2010 and the nine-months ended October 1, 2010, as well as through February 27, 2012, there were no disagreements between the Company and PwC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in their reports. Additionally, during the twelve-months ended December 31, 2011, the three-months ended December 31, 2010 and the nine-months ended October 1, 2010, as well as through February 27, 2012, there have been no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K, that were discussed with the Company’s Audit Committee.

During the twelve-months ended December 31, 2011, the three-months ended December 31, 2010 and the nine-months ended October 1, 2010, as well as through February 27, 2012, neither the Company nor anyone acting on its behalf consulted Ernst & Young LLP regarding any of the matters described in Item 304(a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K.

Representatives of Ernst & Young LLP, the Company’s independent registered public accounting firm, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement at the meeting if they desire to do so and are expected to be available to respond to appropriate questions. Representatives of PwC are not expected to be present at the Annual Meeting. For information regarding fees paid to PwC, see “Audit Fees” on page 38.

The Board of Directors Recommends that You Vote FOR the Ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2012.

ITEM 3. PROVIDE AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are seeking stockholder approval of the Company’s executive compensation program and practices as disclosed in this Proxy Statement. While this vote is advisory, and not binding on the Board, it will provide information to the Board and the Organization and Compensation Committee regarding investor sentiment about our executive compensation programs and practices, which the Organization and Compensation Committee will carefully review when evaluating our executive compensation program.

Stockholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s executive officers, as disclosed in the 2012 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

The Company is committed to maintaining executive compensation programs and practices that are aligned with the Company’s business strategy. As a result, the Company has a strong pay-for-performance philosophy that greatly impacts its decisions regarding executive compensation. Our executive compensation programs seek to align management’s interests with our stockholders’ interests to support long-term value creation and pay for performance. This philosophy and the compensation structure are essential to the Company’s ability to attract, retain and motivate individuals who can achieve superior financial results in the best interests of the Company and its stockholders. To that end, our program links pay to performance by delivering a significant majority of the total compensation opportunity of our Named Executive Officers in variable or performance-based compensation programs (annual and long-term incentive plans). Performance measures used in the Company’s annual and long-term incentive plans support the Company’s annual operating plan and longer term strategy and are tied to key Company measures of short and long-term performance. Our program also aligns the Named Executive Officers’ financial interest with those of our stockholders by delivering a substantial portion of their total compensation in the form of equity awards and other long-term incentive vehicles.

We urge our stockholders to read “Compensation Discussion and Analysis” above, which describes in detail how our executive compensation program and practices operate and are designed to achieve our compensation objectives, as well as the accompanying compensation tables which provide detailed information on the compensation of our Named Executive Officers.

The Board of Directors recommends a vote FOR the approval of executive compensation set forth in this proxy statement.

ITEM 4. PROVIDE AN ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY

VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are asking stockholders to vote on whether future advisory votes on executive compensation of the nature reflected in Item 3 above should occur every year, every two years or every three years.

This advisory vote on provides stockholders the ability to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. The frequency alternative that receives the most votes will be considered the advisory choice of stockholders. Stockholders are not voting to approve or disapprove the Board’s recommendation. While this vote is advisory, and not binding on the Board, the Organization and Compensation Committee will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

After careful consideration, the Board has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur every year. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation decisions and disclosures are made annually. Given that the “say-on-pay” advisory vote provisions are new, holding an annual advisory vote on executive compensation provides the Company with more direct and immediate feedback on our compensation programs. We believe that an annual advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.

The Board of Directors recommends a vote FOR the “one year” frequency option for the advisory vote on executive compensation.

OTHER MATTERS

Neither the Company nor its directors intend to bring before the Annual Meeting any matter other than the election of the seven directors, the ratification of the Company’s independent public accounting firm, the approval of the Company’s executive compensation, and the frequency of the advisory vote on executive compensation. Also, they have no present knowledge that any other matter will be presented by others for action at the meeting.

2013 STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder proposals that are intended to be included in the Company’s proxy materials for the 2013 Annual Meeting must be presented pursuant to Securities and Exchange Commission Rule 14a-8 and received by the Corporate Secretary of the Company no later than December 27, 2012.

A stockholder that intends to present business at the 2013 Annual Meeting other than pursuant to Rule 14a-8, which may not be included in the Company’s proxy materials, must comply with the requirements set forth in the Company’s Bylaws. Among other things, a stockholder must give written notice of its intent to bring business before the 2013 Annual Meeting to the Company no later than March 16, 2013 and no earlier than February 14, 2013. However, if the date for the 2013 Annual Meeting is more than 30 calendar days prior to, or after, June 14, 2013 then such written notice must be received no later than the 90th day prior to the date of such meeting, or, if later, the tenth day following the day on which we announce the annual meeting date to the public. This written notice must contain specified information as set forth in the Company’s Bylaws.

You may recommend any person to be a director by writing to the Corporate Secretary of the Company. The period for submitting written notice nominating a director for the 2013 Annual Meeting is not earlier than the 120th day prior to the date of the 2013 Annual Meeting and not later than the 90th day prior to the date of the 2013 Annual Meeting, or, if later, the tenth day following the day on which we announce the annual meeting date to the public. This notice must include, among other things, the name, age, address, occupations and stockholdings of the proposed nominee.

To the extent permitted, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such stockholder proposal or nomination.

MISCELLANEOUS

Copies of our code of business conduct and ethics entitled, “Ethics and Integrity Policy”, as well as the Corporate Governance Guidelines and charters of all standing Board committees, are available on our website at www.visteon.com, by contacting our Investor Relations department in writing at One Village Center Drive, Van Buren Township, MI 48111; by phone (734) 710-5800; or via email at investor@visteon.com.

Visteon’s 2011 Annual Report to Stockholders, including its Annual Report on Form 10-K for the year ended December 31, 2011 (and consolidated financial statements), is being made available to you with this Proxy Statement. Stockholders may obtain, at no charge, an additional copy of our Annual Report on Form 10-K for the year ended December 31, 2011, including exhibits thereto, by contacting our Investor Relations department in writing at One Village Center Drive, Van Buren Township, MI 48111; by phone (734) 710-5800; or via email at investor@visteon.com. Our periodic and current reports, including our Annual Report on Form 10-K, and any amendments thereto, are also available through our internet website at www.visteon.com/investors.

The SEC has adopted rules that allow us to send in a single envelope our Notice of Internet Availability of Proxy Materials or a single copy of our proxy solicitation and other required Annual Meeting materials to two or more stockholders sharing the same address. We may do this only if the stockholders at that address share the same last name or if we reasonably believe that the stockholders are members of the same family. If we are sending a Notice, the envelope must contain a separate Notice for each stockholder at the shared address. Each Notice must also contain a unique control number that each stockholder will use to gain access to our proxy materials and vote online. If we are mailing a paper copy of our proxy materials, the rules require us to send each stockholder at the shared address a separate proxy card.

We believe this rule is beneficial to both our stockholders and to us. Our printing and postage costs are lowered anytime we eliminate duplicate mailings to the same household. However, stockholders at a shared address may revoke their consent to the householding program and receive their Notice in a separate envelope, or, if they have elected to receive a full copy of our proxy materials in the mail, receive a separate copy of these materials. If you have elected to receive paper copies of our proxy materials and want to receive a separate copy of these materials, please call Broadridge at (800) 542-1061. If you consented to the householding program and wish to revoke your consent for future years, simply call, toll free, (800) 542-1061, or write to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you received more than one Notice of Internet Availability of Proxy Materials or proxy card, then you probably have multiple accounts with us and/or brokers, banks or other nominees. You should vote all of the shares represented by these Notices/proxy cards. Certain brokers, banks and nominees have procedures in place to discontinue duplicate mailings upon a stockholder’s request. You should contact your broker, bank or nominee for more information. Additionally, our transfer agent, Computershare Shareowner Services, can assist you if you want to consolidate multiple registered accounts existing in your name. To contact our transfer agent, write to Computershare Shareowner Services, 480 Washington Blvd., Jersey City, NJ 07310-1900, or call (877) 881-5962.

APPENDIX A

Visteon Director Independence Guidelines

A director will be deemed “independent,” and to have no direct or indirect material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company), if he/she meets all of the following criteria:

1. Has not been an employee of Visteon or its subsidiaries within the last three years.

2. Is not currently a partner or employee of Visteon’s internal or external auditor or a former partner or employee of Visteon’s internal or external auditor or was within the last three years (but is no longer) a partner or employee of Visteon’s internal or external auditor who personally worked on Visteon’s audit within that time.

3. Has not been employed by a company in which, concurrently with such employment, an executive officer of Visteon served on the compensation committee of such company within the last three years.

4. Has not received more than $100,000 per year in direct compensation from Visteon or its subsidiaries within the last three years, other than director or committee fees and pensions or other forms of deferred compensation for prior service (and not contingent on continued service).

5. Is not currently an executive officer or employee of a company that, within the past three years, has made payments to, or received payments from, Visteon or its subsidiaries for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues for such year.

6. Has no immediate family member (1) who (i) has been employed by Visteon as an officer, (ii) is a current partner of Visteon’s internal or external auditor or a current employee of Visteon’s internal or external auditor who participates in the audit, assurance or tax compliance (but not tax planning) practice, (iii) is a former partner or employee of Visteon’s internal or external auditor who personally worked on Visteon’s audit within the last three years, (iv) has been employed as a an officer of another company where a Visteon executive officer served on the compensation committee of that company within the last three years, (v) received more than $100,000 per year in direct compensation from Visteon or its subsidiaries other than pensions or other forms of deferred compensation for prior service (and not contingent on continued service), or (vi) is currently an officer of a company that has made payments to, or received payments from, Visteon or its subsidiaries for property or services in an amount which, during any twelve month period, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues for such year, in each case, within the last three years.

7. Is not currently an executive officer of a tax-exempt organization that has received, within the preceding three years, contributions from Visteon or its subsidiaries in any single fiscal year in excess of the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues for such year.

8. Does not have any other relationships with the Company or with members of senior management that the Board determines to be material.

March 9, 2005

(1)	A director’s immediate family shall include his or her spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law and brothers and sisters-in-law and anyone (other than domestic employees) who shares such director’s home.

A-1

APPENDIX B

Directions to The Waldorf Astoria Hotel

From the Triboro Bridge:

•	Take FDR Drive South to Exit 10, 49th Street

•	Proceed up 49th Street five blocks to Park Avenue

•	Turn right on Park Avenue and right on 50th Street to motor entrance

From the George Washington Bridge:

•	Take West Side Highway South to 57th Street

•	Turn south on 11th Avenue

•	Turn onto 50th Street (one-way)

•	Proceed up 50th Street nine blocks to motor entrance

From the Lincoln Tunnel:

•	Exit the tunnel and turn left on 42nd Street to 10th Avenue

•	Turn right on 10th Avenue to 50th Street

•	Turn right on 50th Street

•	Proceed up 50th Street eight blocks to motor entrance

From LaGuardia Airport (approximately 40 minutes):

•

Upon exiting airport, follow signs for Grand Central Parkway West; take Grand Central Parkway West to the Triboro bridge into Manhattan; follow above director from Triboro Bridge to The Waldorf Astoria.

From JFK Airport (approximately 1 hour):

•

Upon exiting airport, follow signs for Van Wyck Expressway North; follow Van Wyck North to Long Island Expressway (LIE) West; take LIE West to Queens/Midtown Tunnel; once through tunnel, turn right onto Park Avenue; turn right onto 50th street, and enter hotel driveway, which is on right just past entrance to the Waldorf Towers.

From Newark Airport (approximately 1 hour):

•	Upon exiting airport, follow signs for New Jersey Turnpike North, from NJ Turnpike north, follow signs for Lincoln Tunnel; follow above directions from Lincoln Tunnel.

B-1

This Proxy Statement is printed entirely on recycled and recyclable paper. Soy ink, rather than petroleum-based ink, is used.

VISTEON CORPORATION

ONE VILLAGE CENTER DRIVE

VAN BUREN TOWNSHIP, MI 48111

VISTEON cORPORATION

The Board of Directors recommends you vote fOR the following:

1. Election of Directors Nominees:

1a. Duncan H. Cocroft

1b. Kevin I. Dowd

1c. Jeffrey D. Jones

1d. Timothy D. Leuliette

1e. Robert Manzo

1f. Donald J. Stebbins

1g. Harry J. Wilson

For address changes and/or comments, please check this box and write them on the back where indicated.

for Against Abstain

VOTE BY INTERNET -www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ElEcTRONIc DElIVERY Of fuTuRE PROXY MATERIAlS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the

Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until

11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIl

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

M46127-Z57886

The Board of Directors recommends you vote fOR the for Against Abstain following proposals:

2. Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2012.

3. Provide advisory approval of the Company’s executive compensation.

The Board of Directors recommends you vote 1 Year 2 Years 3 Years Abstain 1 year on the following proposal:

4. Provide an advisory vote on the frequency of the advisory vote on executive compensation. NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

VISTEON cORPORATION

NOTIcE Of ANNuAl MEETING Of STOcKHOlDERS

DATE: THURSDAY, JUNE 14, 2012

TIME: 11:00 AM EASTERN DAYLIGHT TIME

LOCATION: WALDORF ASTORIA HOTEL

301 PARK AVENUE

NEW YORK, NEW YORK

We invite you to attend the 2012 Annual Meeting of Stockholders at the Waldorf Astoria Hotel. At

this meeting, you and the other stockholders will be able to vote on the election of directors, ratification of the Company’s independent registered public accounting firm, advisory approval of the Company’s executive compensation and the frequency of the advisory vote on executive compensation, together with any other business that may properly come before the meeting. You may vote on these proposals in person or by proxy. If you cannot attend the meeting, we urge you to vote by proxy, so that the shares will be represented and voted at the meeting in accordance with your instructions. See the attached Proxy Statement for details on voting by proxy.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

Address changes/comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

M46128-Z57886

VISTEON cORPORATION

Proxy is solicited on behalf of the Board of Directors

for the Annual Meeting of Stockholders

The stockholder hereby appoints Martin E. Welch III and Heidi A. Sepanik, or either of them, as proxies, with power of substitution,

to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Visteon Corporation that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m. Eastern Time on

June 14, 2012, at the Waldorf Astoria Hotel, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. continued and to be signed on reverse side